UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CASTLE BRANDS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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CASTLE BRANDS INC.
570 Lexington Avenue
29th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on January 21, 2009

     NOTICE IS HEREBY GIVEN that the 2008 annual meeting of stockholders of Castle Brands Inc., a Delaware corporation, will be held on January 21, 2009 at 11:00 a.m. at the offices of Ladenburg Thalmann & Co. Inc., located at 520 Madison Avenue, 9th Floor, New York, New York, 10022, for the following purposes, all as more described in the attached proxy statement:
1.	To elect nine directors to serve on our board of directors until the 2009 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To approve an amendment to our amended and restated certificate of incorporation to increase our authorized shares of capital stock from 45 million shares to 250 million shares, of which 225 million will be designated as common stock and 25 million will be designated as preferred stock;

3.	To approve an amendment to our amended and restated certificate of incorporation to permit our stockholders to act by written consent;

4.	To approve an amendment to our 2003 Stock Incentive Plan to increase the number of shares available to be granted under the plan from two million to 12 million and to establish the maximum number of shares issuable to any one individual in any particular year; and

5.	To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.
     Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned or to which the annual meeting may be postponed.
     Our board of directors has fixed the close of business on November 26, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the board of directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors
/s/ Seth B. Weinberg
Seth B. Weinberg
Secretary

New York, New York
December 19, 2008
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

SERIES A PREFERRED STOCK TRANSACTIONS
SECURITY OWNERSHIP
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2: INCREASE AUTHORIZED SHARES OF CAPITAL STOCK
PROPOSAL 3: AMENDMENT TO PERMIT STOCKHOLDERS TO ACT BY WRITTEN CONSENT
PROPOSAL 4: APPROVAL OF AMENDMENT TO THE CASTLE BRANDS INC.
NEW PLAN BENEFITS
OTHER MATTERS

CASTLE BRANDS INC.
570 Lexington Avenue
29th Floor
New York, New York 10022

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
to be held on January 21, 2009
     This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board directors for use at an annual meeting of stockholders to be held on January 21, 2009, and any postponements or adjournments thereof.
     On or about December 19, 2008, this proxy statement and the accompanying form of proxy are being mailed to each stockholder of record at the close of business on November 26, 2008.
     The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
What matters am I voting on?
     You will be voting on:
•	the election of nine directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

•	a proposal to amend our amended and restated certificate of incorporation to increase the number of authorized shares of capital stock from 45 million to 250 million shares, of which 225 million will be designated as common stock and 25 million will be designated as preferred stock;

•	a proposal to amend our amended and restated certificate of incorporation to permit stockholders to act by written consent;

•	a proposal to amend our 2003 Stock Incentive Plan to increase the number of shares available to be granted under the plan from two million to 12 million and to establish the maximum number of shares issuable to any one individual in any particular year; and

•	any other business that may properly come before the meeting.
Who is entitled to vote?
     Holders of our common stock and series A convertible preferred stock as of the close of business on November 26, 2008, the record date, may vote at the meeting. As of the record date, we had 15,629,776 shares of common stock and 2,391,310.72 shares of series A convertible preferred stock outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date and each holder of series A convertible preferred stock is entitled to 35.7143 votes for each share held on the record date. Our common stock and series A convertible preferred stock, voting together as class, will be eligible to cast 101,033,764 votes at the annual meeting.
What is the effect of giving a proxy?
     Proxies in the form enclosed are solicited by and on behalf of our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.
     If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:
•	FOR the election as directors of the nominees listed below under Proposal 1;

•	FOR the approval of the proposal to amend our amended and restated certificate of incorporation to increase the number of authorized shares of capital stock from 45 million to 250 million shares, as described below under Proposal 2;

•	FOR the approval of the proposal to amend our amended and restated certificate of incorporation to permit stockholders to act by written consent, as described below under Proposal 3; and

•	FOR the approval of the proposal to amend our 2003 Stock Incentive Plan to increase the number of shares available to be granted under the plan from two million to 12 million and to establish the maximum number of shares issuable to any one individual in any particular year, as described below under Proposal 4.
     If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.
Can I change my vote after I return my proxy card?
     You may revoke your proxy at any time before it is exercised by:
•	delivering written notification of your revocation to our secretary;

•	voting in person at the meeting; or

•	delivering another proxy bearing a later date.
     Please note that your attendance at the meeting will not alone serve to revoke your proxy.
What is a quorum?
     A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of capital stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-vote will not be considered shares present and entitled to vote on that matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are counted in the determination of a quorum.
How may I vote?
     You may vote your shares by mail. Date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

How many votes are needed for approval of each matter?
     The election of directors requires a plurality vote of the shares of voting stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction of the securities holder to withhold authority, abstentions or a broker non-vote) will not be counted in such nominee’s favor.
     Proposals 2 and 3 must be approved by the affirmative vote of a majority of the total votes eligible to be cast by holders of our voting stock. Proposal 4 must be approved by a majority of the votes present at the meeting and entitled to vote on the proposal. Abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter. Broker non-votes will have the same effect as a negative vote on each of Proposals 1, 2 and 3 and will have no effect on Proposal 4.
     As of November 26, 2008, our directors and executive officers, together with affiliated entities, collectively own approximately 54% of our issued and outstanding shares, on an as-converted basis, and each of them has indicated that they intend to vote their shares in favor of each of the director nominees and Proposals 2, 3 and 4. The Series A Preferred Stock Purchase Agreement described below also requires each of the investors thereunder to vote their shares in favor of Proposals 1, 2 and 3. Accordingly, each of the director nominees will be elected and Proposals 2, 3 and 4 will each be approved at the meeting.
What is the “householding” of annual disclosure documents?
     The Securities and Exchange Commission (“SEC”) has adopted rules governing the delivery of annual disclosure documents that permit us to send a single set of our annual report and proxy statement to any household at which two or more stockholders reside if we believe that the stockholders are members of the same family. This rule benefits both stockholders and us by reducing the volume of duplicate information received and our expenses. Each stockholder will continue to receive a separate proxy card. If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, or if you share an address with another stockholder and together both of you wish to receive only a single set of our annual disclosure documents, please contact our Investor Relations Department by: (a) mail at Castle Brands Inc., Attention: Investor Relations, 570 Lexington Ave., 29th Floor, New York, New York 10022, (b) telephone at (646) 356-0230, or (c) e-mail at ir@castlebrandsinc.com.
     Our 2008 annual report, including financial statements for the fiscal year ended March 31, 2008, accompany the proxy solicitation materials. The annual report, however, is not part of the proxy solicitation materials.
SERIES A PREFERRED STOCK TRANSACTIONS
     On October 20, 2008, we closed a private placement under a Series A Preferred Stock Purchase Agreement whereby certain investors purchased 1.2 million shares of our series A convertible preferred stock for $12.50 per share, which is, in effect upon conversion, $0.35 per share of our common stock. We received gross proceeds of $15 million in the transaction, which we used to pay transaction expenses, satisfy outstanding obligations and for general corporate purposes.
     The Series A Preferred Stock Purchase Agreement requires us to submit Proposals 1, 2 and 3 of this proxy statement to our stockholders for their approval. These proposals are described in more detail under the appropriate headings below. The investors under the Series A Preferred Stock Purchase Agreement have agreed to vote all shares of common stock and series A convertible preferred stock they hold for the approval of these proposals.
     Among the proposals submitted to our stockholders is an amendment to our amended and restated certificate of incorporation to increase our authorized shares of capital stock from 45 million shares to 250 million shares, of which 225 million will be designated as common stock and 25 million will be designated as preferred stock. See “Proposal 2: Increase Authorized Shares of Capital Stock” section of this proxy statement. If our stockholders approve this amendment, each outstanding share of series A convertible preferred stock will be automatically converted into 35.7143 shares of our common stock, pursuant to the certificate of designation of the series A convertible preferred stock. At such time, the series A convertible preferred stock issued to the investors under the

Series A Preferred Stock Purchase Agreement will convert into approximately 42,857,160 shares of our common stock.
     The table below lists the number of shares of series A convertible preferred stock purchased by each investor under the Series A Preferred Stock Purchase Agreement and the purchase price paid by each such investor. To our knowledge, each investor under the Series A Preferred Stock Purchase Agreement used personal funds or working capital to fund its portion of the purchase price of the shares of series A preferred stock purchased.

	Number of Shares of	Percentage of Total
	Series A	Shares Under
	Convertible	Purchase
Name	Preferred Stock	Agreement	Purchase Price
Frost Gamma Investments Trust	397,200	33.10%	$4,965,000

Vector Group Ltd.	320,000	26.67%	4,000,000

I.L.A.R. S.p.A.	240,000	20.00%	3,000,000

Halpryn Group IV, LLC	80,000	6.67%	1,000,000

Lafferty Limited	80,000	6.67%	1,000,000

Jacqueline Simkin Trust As Amended and Restated 12/16/2003	40,000	3.33%	500,000

Hsu Gamma Investment, L.P.	40,000	3.33%	500,000

MZ Trading LLC	1,400	0.12%	17,500

Richard J. Lampen	1,400	0.12%	17,500

Total	1,200,000	100%	$15,000,000

     The Series A Preferred Stock Purchase Agreement contains customary representations and warranties between us and the investors. The Series A Preferred Stock Purchase Agreement also contains customary covenants and agreements, including with respect to the operation of our business and that of our subsidiaries between the signing of the agreement and the conversion of the series A convertible preferred stock. Until the conversion of the series A convertible preferred stock into common stock, we must conduct our business in the ordinary course and use our best efforts to preserve our business organization and significant business relationships. We are also prohibited from taking a number of specified actions that are customarily prohibited pending the closing of a transaction, subject to certain exceptions.
Conversion and/or Amendment of Notes
     In connection with the Series A Preferred Stock Purchase Agreement, substantially all of the holders of Castle Brands (USA) Corp.’s (our wholly-owned subsidiary) 9% senior secured notes, in the principal amount of $9.7 million plus $320,000 of accrued but unpaid interest, and all holders of our 6% convertible notes, in the principal amount of $9 million plus $45,000 of accrued but unpaid interest, converted their notes into series A convertible preferred stock at a price per share of $12.50 and $23.21, respectively, which is, in effect upon conversion, $0.35 and $0.65 per share, respectively, of our common stock. The remaining unconverted 9% senior secured notes, in the principal amount of $300,000, were amended so that, among other things, (i) the maturity date was extended to May 31, 2014, (ii) the interest rate was reduced to 3%, payable at maturity, and (iii) the security interest in our collateral will be terminated. Upon conversion of the 9% senior secured notes, we issued 801,608 shares of series A convertible preferred stock, convertible into approximately 28,628,869 shares of our common stock. Upon conversion of the 6% convertible notes, we issued 389,702.72 shares of series A convertible preferred stock, convertible into approximately 13,917,960 shares of our common stock.
Board of Directors Approval
     Our board of directors unanimously approved the Series A Preferred Stock Purchase Agreement upon the recommendation of a special committee of the board comprised solely of independent directors. The transaction was the result of a four month period of investigation and analysis of our opportunities and avenues to stability.
NYSE Alternext Exception
     Under the NYSE Alternext US LLC (formerly named the American Stock Exchange and referred to as “NYSE Alternext”) Company Guide, closing the series A stock purchase transaction would ordinarily have required stockholder approval. We received from NYSE Alternext a financial viability exception from obtaining such stockholder approval under Section 710(b) of the NYSE Alternext Company Guide. Our audit committee, which is comprised solely of independent directors, expressly approved our reliance on this exception, and our board unanimously approved the transaction.
Change of Control
     Upon execution of, and as required by, the Series A Preferred Stock Purchase Agreement, four of our then-current directors, Keith Bellinger, Colm Leen, Kevin Tighe and Robert Flanagan resigned, and the remaining five members of our board of directors appointed Dr. Phillip Frost, Glenn L. Halpryn, Richard J. Lampen and Micaela Pallini to serve on our board to fill such vacancies.
     Following the closing of the Series A Preferred Stock Purchase Agreement and the related transactions, holders of our series A convertible preferred stock (comprised of the investors under the Series A Preferred Stock Purchase Agreement and the converting note holders, many of which were current stockholders) own, excluding their prior ownership, approximately 85% of our common stock on an as-converted basis.
SECURITY OWNERSHIP
     The following table presents information as of November 26, 2008 regarding beneficial ownership of our common stock by: those persons or groups known to beneficially own more than 5% of our voting securities; each current executive officer and director; each director nominee; each executive officer named in the Summary Compensation Table below; and all current directors and executive officers as a group.
     Beneficial ownership is determined under SEC rules and includes shares of our common stock for which such person has voting or investment power or shares which such person has the right to acquire under existing stock options, warrants or convertible notes within 60 days of November 26, 2008. The same securities may be beneficially owned by more than one person.
     Unless otherwise indicated, the address for each listed director and officer is Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, New York 10022. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Percentage of beneficial ownership is based on 101,033,766 shares of common stock outstanding as of November 26, 2008, including shares of common stock to be issued upon conversion of 2,391,310 outstanding shares of series A convertible preferred stock.
     On October 20, 2008, we issued $15,000,000 of our series A convertible preferred stock (1,200,000 shares), and substantially all holders of the 9% senior secured notes, and all holders of our convertible notes, converted their notes into shares of series A convertible preferred stock. If our stockholders approve Proposal 2 below, each outstanding share of series A convertible preferred stock will be automatically converted into 35.7143 shares of our common stock. At such time, the 1,200,000 shares of series A convertible preferred stock we issued under the Series A Preferred Stock Purchase Agreement will convert into 42,857,160 shares of our common stock, the 801,608 shares of series A convertible preferred stock we issued upon conversion of the 9% senior secured notes will convert into approximately 28,628,868 shares of our common stock and the 389,702.72 shares of series A convertible preferred stock we issued upon conversion of our 6% convertible notes will convert into approximately 13,917,961 shares of our common stock.
     The Series A Preferred Stock Purchase Agreement and related transactions are described in the “Series A Preferred Stock Transactions” and “Proposal 2: Increase Authorized Shares of Capital Stock” sections of this proxy statement.

	Shares of
	Common
	Stock		Percentage
	Beneficially		Beneficially
Name and Address of Beneficial Owner	Owned		Owned
Phillip Frost, M.D. and related entities (1)
4400 Biscayne Blvd., 15th Floor
Miami, FL 33137	28,559,667	(2)	28.2%
Vector Group Ltd. (3)
100 S.E. Second Street
Miami, FL 33131	11,428,576	(2)	11.3%
FURSA SPV LLC (4)
49 West Merrick Road, Ste. 202
Freeport, NY 11520	10,133,460	(2)	10.0%
I.L.A.R. S.p.A (5)
via Tiburtina, 1314,
00131 Roma, Italy	8,571,432	(2)	8.5%
Lafferty Limited (6)
c/o Mr. Warren Roiter
Roiter Zucker
5-7 Broadhurst Gardens
Swiss Cottage
London NW6 3RZ, England	6,512,315	(2)	6.4%
Mark Andrews (7)	2,565,266	(2)	2.5%
John Beaudette (8)	40,746		*
Henry C. Beinstein	—		—
Harvey P. Eisen	—		—
John S. Glover (9)	75,400		*
Glenn L. Halpryn (10)	2,857,144	(2)	2.8%
Gill Jefferson (11)	7,500		*
Richard J. Lampen (12)	63,800	(2)	*
Donald L. Marsh (13)	264,800		*
Richard C. Morrison (14)	29,250		*
Micaela Pallini (15)	—		—
Steven D. Rubin	—		—
Alfred J. Small (16)	45,100		*
Frederick M. R. Smith (17)	95,625		*
John Soden (18)	106,600		*
T. Kelley Spillane (19)	135,677		*
Seth B. Weinberg (20)	94,200		*
All directors and executive officers as a group (15 persons) (21)	34,940,775		34.6%

*	Less than one percent

(1)	This information has been derived from a Schedule 13D, as amended, filed with the SEC on October 22, 2008. Includes 210,750 shares of common stock issuable upon exercise of options and warrants exercisable within 60 days of November 26, 2008, including 162,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days as of

November 26, 2008 that are held by the Frost Nevada Investments Trust, an entity of which Dr. Frost is the trustee. Frost-Nevada L.P. is the sole and exclusive beneficiary of Frost Nevada Investments Trust. Dr. Frost is one of five limited partners of Frost-Nevada L.P. and the sole shareholder of Frost-Nevada Corporation, the sole general partner of Frost Nevada L.P. Also includes 9,370,790 shares of common stock issuable upon the conversion of 262,382 shares of series A convertible preferred stock held by Frost Nevada Investments Trust. Dr. Frost disclaims beneficial ownership of the shares underlying the warrants and the shares issuable upon conversion of the series A convertible preferred stock held by the Frost Nevada Investments Trust except to the extent of his pecuniary interest. Includes 75,400 shares of common stock and 18,170,151 shares of common stock issuable upon the conversion of 508,764 shares of series A convertible preferred stock held by Frost Gamma Investments Trust, of which Dr. Frost is the trustee. Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc., and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost- Nevada Corporation. Dr. Frost disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Excludes 100,000 shares of common stock issuable upon exercise of options held by Dr. Frost that are not currently exercisable and that will not become exercisable within 60 days of November 26, 2008. The option grant is conditioned upon approval by our stockholders of Proposal 4 to amend our 2003 Stock Incentive Plan.

(2)	Includes the number of shares of common stock owned by the beneficial owner on an as-converted basis.

(3)	This information has been derived from a Schedule 13D filed with the SEC on October 23, 2008. Includes 11,428,576 shares of common stock issuable upon the conversion of the 320,000 shares of series A convertible preferred stock held by Vector Group Ltd. Excludes 63,800 shares of common stock beneficially owned by Richard J. Lampen, the executive vice president of Vector Group, and a director and the interim president and chief executive officer of our company, including 50,000 shares issuable upon conversion of the 1,400 shares of series A convertible preferred stock held by Mr. Lampen. Henry C. Beinstein, a director nominee, is a director of Vector Group.

(4)	This information has been partially derived from a Schedule 13D filed with the SEC on September 15, 2008. Based on the information contained therein and subsequent events of which the Company is aware, FURSA SPV LLC’s holdings include 9,294,027 shares of common stock issuable upon conversion of 260,232.66 shares of series A convertible preferred stock and warrants to purchase 268,008 shares of our common stock exercisable within 60 days of November 26, 2008. Excludes 102,819 shares of common stock held for the benefit of a managed account.

(5)	This information has been derived from a Schedule 13D filed with the SEC on October 23, 2008. Includes 8,571,432 shares of common stock issuable upon the conversion of the 240,000 shares of series A convertible preferred stock held by I.L.A.R. S.p.A. Excludes 214,412 shares of common stock owned by Virgilio Pallini, an officer and director of, and holder of shareholder voting rights in, I.L.A.R. S.p.A., as to which I.L.A.R. S.p.A. disclaims beneficial ownership pursuant to Rule 13d-4.

(6)	This information has been derived from a Schedule 13D filed with the SEC on November 3, 2008. Includes 5,808,574 shares of common stock issuable upon the conversion of the 162,640 shares of series A convertible preferred stock held by Lafferty Limited. Includes 32,500 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 26, 2008. Azure Limited, as the sole director of Lafferty Limited, determines the manner in which the securities held by Lafferty Limited are voted and disposed of by Lafferty Limited.

(7)	Includes 1,183,079 shares of common stock held by Knappogue Corp. Knappogue Corp. is controlled by Mr. Andrews and his family. Mr. Andrews disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 150,000 shares of common stock issuable upon exercise of options exercisable within 60 days of November 26, 2008, 811,644 shares of common stock issuable upon the conversion of 22,726 shares of series A convertible preferred stock held by Mr. Andrews, 737,858 shares of common stock issuable upon the conversion of 20,660 shares of series A convertible preferred stock held jointly by Mr. Andrews’ with his wife, 12,768 shares of common stock held jointly by Mr. Andrews’ with his wife and 6,250 shares of common stock issuable upon exercise of warrants held jointly by Mr. Andrews with his wife that are exercisable within 60 days of November 26, 2008.

(8)	Includes 9,246 shares of common stock held by BPW Holdings LLC, an entity of which Mr. Beaudette is a principal stockholder. Mr. Beaudette disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Also includes 31,500 shares of common stock issuable upon exercise of options exercisable within 60 days of November 26, 2008.

(9)	Includes 75,400 shares of common stock issuable upon exercise of options exercisable within 60 days of November 26, 2008.

(10)	Includes 2,857,144 shares of common stock to be issued upon the conversion of 80,000 shares of series A convertible preferred stock held by Halpryn Group IV, LLC, of which Mr. Halpryn is a member. Mr. Halpryn disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. Excludes 100,000 shares of common stock issuable upon exercise of options held by Mr. Halpryn that are not currently exercisable and that will not become exercisable within 60 days of November 26, 2008. The option grant is conditioned on approval by our stockholders of Proposal 4 to amend our 2003 Stock Incentive Plan.

(11)	Includes 7,500 shares of common stock issuable upon exercise of options exercisable within 60 days of November 26, 2008.

(12)	Includes 50,000 shares of common stock issuable upon conversion of the 1,400 shares of series A convertible preferred stock held by Richard J. Lampen. Excludes (i) shares of common stock issuable upon the conversion of the series A convertible preferred stock beneficially owned Vector Group Ltd., of which Mr. Lampen serves as an executive officer, and (ii) 1,000,000 shares of common stock issuable upon exercise of options held by Mr. Lampen that are not currently exercisable and that will not become exercisable within 60 days of November 26, 2008. The option grant is conditioned on approval by our stockholders of Proposal 4 to amend our 2003 Stock Incentive Plan.

(13)	Includes 264,800 shares of common stock issuable upon exercise of options exercisable within 60 days of November 26, 2008.

(14)	Includes 24,250 shares of common stock issuable upon exercise of options exercisable within 60 days of November 26, 2008.

(15)	Excludes 100,000 shares of common stock issuable upon exercise of options held by Ms. Pallini that are not currently exercisable and that will not become exercisable within 60 days of November 26, 2008. The option grant is conditioned on approval by our stockholders of Proposal 4 to amend our 2003 Stock Incentive Plan. Also excludes (i) 8,571,432 shares of common stock issuable upon the conversion of the 240,000 shares of series A convertible preferred stock held by I.L.A.R. S.p.A, of which Ms. Pallini is an officer, and (ii) 214,412 shares of common stock owned by Virgilio Pallini, Ms. Pallini’s father, as to which she disclaims beneficial ownership pursuant to Rule 13d-4.

(16)	Includes 45,100 shares of common stock issuable upon exercise of options exercisable within 60 days of November 26, 2008.

(17)	Includes 39,625 shares of common stock issuable upon exercise of options and 5,000 shares of common stock issuable upon the exercise of warrants within 60 days of November 26, 2008.

(18)	Includes 106,600 shares of common stock issuable upon exercise of options exercisable within 60 days of November 26, 2008.

(19)	Includes 106,400 shares of common stock issuable upon exercise of options exercisable within 60 days of November 26, 2008.

(20)	Includes 94,200 shares of common stock issuable upon exercise of options exercisable within 60 days of November 26, 2008.

(21)	Includes 954,125 shares of common stock issuable upon exercise of options, and 213,250 shares of common stock issuable upon exercise of warrants, in each case exercisable within 60 days of November 26, 2008.
PROPOSAL 1: ELECTION OF DIRECTORS
     Our board of directors currently consists of nine members, with the directors serving for terms of one year and until their successors are duly elected and qualified.
     The board of directors nominated Mark Andrews, John Beaudette, Henry C. Beinstein, Harvey P. Eisen, Phillip Frost, M.D., Glenn L. Halpryn, Richard J. Lampen, Micaela Pallini and Steven D. Rubin to serve as directors until the 2009 annual meeting and until their successors are duly elected and qualified. Messrs. Frederick M. R. Smith, Gill Jefferson and Richard C. Morrison, who are current directors, were not nominated for re-election. Under the Series A Preferred Stock Purchase Agreement, we are required to use reasonable best efforts to cause the directors designated by a majority of the investors under such agreement to be our sole directors, and the above director nominees have been so designated.
     As of November 26, 2008, our directors and executive officers, together with affiliated entities, collectively own approximately 54% of our issued and outstanding shares, on an as-converted basis, and each of them has indicated that they intend to vote their shares in favor of each of the director nominees. The investors under the Series A Preferred Stock Purchase Agreement are required to vote their shares in favor of each of the director nominees.

     The board of directors anticipates that each person nominated will serve, if elected, as a director. However, if any person nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the board of directors may recommend.
     Our board of directors unanimously recommends a vote FOR the nominees for director.
INFORMATION REGARDING NOMINEES
     The following biographical descriptions set forth certain information about the nine nominees for election as directors at the annual meeting based upon information furnished to us by each nominee.
     Mark Andrews, 58, our chairman of the board, founded our predecessor company, Great Spirits Company LLC, in 1998 and served as its chairman of the board, president and chief executive officer from its inception until December 2003. Mr. Andrews has served as our chairman of the board since December 2003 and served as our president from December 2003 until November 2005. Mr. Andrews served as our chief executive officer from December 2003 until November 2008. Prior to founding our predecessor, Mr. Andrews founded American Exploration Company, a company engaged in the exploration and production of oil and natural gas, in 1980. He oversaw that company becoming publicly traded in 1983 and served as its chairman and chief executive officer until its merger with Louis Dreyfus Natural Gas Corp. in October 1997. He also serves as a life trustee of The New York Presbyterian Hospital in New York City.
     John F. Beaudette, 51, has served as a director of our company since January 2004. Since 1995, Mr. Beaudette has been the president of MHW, Ltd. (formerly named Monsieur Henri Wines Ltd.), a national alcoholic beverage importer, distributor and service company. From 1985 to 1994, Mr. Beaudette worked with PepsiCo Inc. and its affiliate company Monsieur Henri Wines in the distribution of Stolichnaya Vodka and other imported wine and spirit brands. During this period, Mr. Beaudette held positions such as director of planning for PepsiCo Wines & Spirits International and vice president of finance and chief financial officer of Monsieur Henri Wines. Mr. Beaudette currently sits on the board of directors of The National Association of Beverage Importers Inc. (NABI) and serves on its executive committee.
     Henry C. Beinstein, 65, has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, since January 2005 and has been a money manager and an analyst and registered representative of such firm since August 2002. Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since 1994. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. He also served as a director of New Valley from March 1994 to December 2005. He retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand.
     Harvey P. Eisen, 66, has served as a director of Five Star Products Inc., a wholesale distributor of home decorating products, since November 2007. Mr. Eisen has served as chairman of the board and chief executive officer of National Patent Development Corporation, the parent company of Five Star Products Inc., since June 2007 and also served as its president since July 2007. He has been a director of National Patent Development Corporation since 2004. He has served as chairman and managing member of Bedford Oak Advisors, LLC, an investment partnership, since 1998. Prior thereto, Mr. Eisen served as senior vice president of Travelers, Inc. and of Primerica, each a financial services company, prior to its merger with Travelers in 1993. Mr. Eisen has over 30 years of asset management experience, is often consulted by the national media for his views on all phases of the investment marketplace, and is frequently quoted in The Wall Street Journal, The New York Times, PensionWorld, U.S. News & World Report, Financial World and Business Week, among other publications. Mr. Eisen also has appeared and currently appears regularly on such television networks as CNN and CNBC. Mr. Eisen has also been a director of GP Strategies Corporation, a provider of customized training solutions, since 2002 and has served as its chairman of the board since 2005.

     Phillip Frost, M.D., 72, has served as a director of our company since October 2008 and previously served as a director of our company from September 2005 to August 2007. Dr. Frost has served as the chief executive officer and chairman of the board of directors of OPKO Health, Inc., a specialty pharmaceutical company that researches and develops treatments for ophthalmic diseases, since March 2007. Since July 2006, Dr. Frost has served as the chairman of the board of directors of Ladenburg Thalmann Financial Services Inc., the parent of Ladenburg Thalmann & Co. Inc., which served as an underwriter in our initial public offering in April 2006, the placement agent in connection with the sale of our series C convertible preferred stock in 2004 and 2005 and as the financial advisor to the purchasers under the Series A Preferred Stock Purchase Agreement. Dr. Frost has been a director of Ladenburg Thalmann Financial Services Inc. since March 2005. From 1987 to January 26, 2006, Dr. Frost served as chairman of the board of directors and chief executive officer of IVAX Corporation, a worldwide producer and marketer of generic and proprietary drugs. On January 26, 2006, IVAX completed a merger with Teva Pharmaceutical Industries Ltd. (“Teva”). Dr. Frost now serves as the vice chairman of the board of directors of Teva. Dr. Frost was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1986. He was also chairman of the board of directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. He serves on the board of regents of the Smithsonian Institution, as a member of the board of trustees of the University of Miami, as a trustee of each of the Scripps Research Institutes, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center, and was vice chairman of the board of governors of the American Stock Exchange until its acquisition by NYSE Euronext on October 1, 2008. Dr. Frost is also a director of Continucare Corporation, a provider of outpatient healthcare and home healthcare services, Northrop Grumman Corp., a global defense and aerospace company, Ideation Acquisition Corp, a special purpose acquisition company formed for the purpose of acquiring businesses in digital media, and Modigene Inc., a development stage biopharmaceutical company.
     Glenn L. Halpryn, 48, has served as a director of our company since October 2008. Mr. Halpryn served as a director of Ivax Diagnostics, Inc., a publicly held corporation from October 2002 until October 10, 2008. Mr. Halpryn has been the chairman of the board and chief executive officer of QuikByte Software, Inc., a publicly held shell corporation, since July 2008. Mr. Halpryn was chairman of the board and chief executive officer of Orthodontix, Inc., a publicly held corporation, from April 2001 until Orthodontix merged with Protalix BioTherapeutics, Inc. in December 2006. Mr. Halpryn also serves as a director of Getting Ready Corporation, a publicly held shell company that recently completed a merger with Winston Laboratories, Inc. Mr. Halpryn served as the chairman of the board and chief executive officer of Getting Ready from December 2006 until its merger with Winston Laboratories in September 2008. Mr. Halpryn was appointed to the Board of Directors of Winston Labs in September 2008. Mr. Halpryn served as the chairman of the board, chief executive officer and president of clickNsettle.com, Inc., a publicly held shell corporation, from October 2007 until September 2008, following its merger with Cardo Medical, LLC. Mr. Halpryn was the president and secretary and a director of Longfoot Communications Corp., a publicly held shell corporation, from March 2008 until its merger with Kidville Holdings, LLC in August 2008. Mr. Halpryn is also chief executive officer and a director of Transworld Investment Corporation (“TIC”), serving in such capacity since June 2001. From 1984 to June 2001, Mr. Halpryn served as vice president/treasurer of TIC. Since 2000, Mr. Halpryn has been an investor and the managing member of investor groups that were joint venture partners in 26 land acquisition and development projects with one of the largest home builders in the country. In addition, since 1984, Mr. Halpryn has been engaged in real estate investment and development activities. From April 1988 through June 1998, Mr. Halpryn was vice chairman of Central Bank, a Florida state-chartered bank. Since June 1987, Mr. Halpryn has been the president of and beneficial holder of stock of United Security Corporation, a broker-dealer registered with FINRA. From June 1992 through May 1994, Mr. Halpryn served as the vice president, secretary and treasurer of Frost Hanna Halpryn Capital Group, Inc., a “blank check” company whose business combination was effected in May 1994 with Sterling Healthcare Group, Inc. From June 1995 through October 1996, Mr. Halpryn served as a member of the board of directors of Sterling Healthcare Group, Inc.
     Richard J. Lampen, 55, has served as our interim president and chief executive officer and as a director of our company since October 2008. Mr. Lampen has served as executive vice president of Vector Group Ltd. since July 1996. From October 1995 to December 2005, Mr. Lampen served as the executive vice president and general counsel and a director of New Valley LLC, now a subsidiary of Vector Group Ltd. Since September 2006, he has served as president and chief executive officer of Ladenburg Thalmann Financial Services Inc., the parent of Ladenburg Thalmann & Co. Inc. Mr. Lampen has served as a director of Ladenburg Thalmann Financial Services Inc. since January 2002. Since November 1998, he has served as president and chief executive officer of CDSI

Holdings Inc., an affiliate of New Valley LLC seeking acquisition or investment opportunities. Mr. Lampen has served as a director of CDSI Holdings since January 1997. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a Managing Director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers Inc from 1986 to April 1992. Mr. Lampen has served as a director of a number of other companies, including U.S. Can Corporation, The International Bank of Miami, N.A. and Spec’s Music Inc., as well as a court-appointed independent director of Trump Plaza Funding, Inc.
     Micaela Pallini, 39, has served as a director of our company since October 2008. Ms. Pallini has served since May 1997 as a director and the head of production of I.L.A.R. S.p.A., a producer of alcoholic beverages located in Rome, Italy and a supplier to the Company under an exclusive marketing agreement. Ms. Pallini is the daughter of Virgilio Pallini, the President of I.L.A.R. S.p.A. Ms. Pallini is also a member of the board of directors of Unione Industriali di Roma, an association of Roman industrial entrepreneurs; a member of the board of directors and the audit committee of Federvini, the national association of Italian wine, spirit and liquer providers; and a Vice President of B52, a national association for the promotion of women in business in Italy. Ms. Pallini was engaged in research activities before assuming her position with I.L.A.R. S.p.A.
     Steven D. Rubin, 48, has served as executive vice president — administration since May 2007 and a director of Opko Health, Inc., since February 2007. Mr. Rubin served as the senior vice president, general counsel and secretary of IVAX Corporation from August 2001 until September 2006. Mr. Rubin currently serves on the board of directors of Dreams, Inc., a vertically integrated sports licensing and products company, Safestitch Medical, Inc., a medical device company, Ideation Acquisition Corp., Modigene, Inc., Neovasc, Inc., a medical device company, Kidville, Inc., an operator of upscale learning and play facilities for children, Cardo Medical, LLC, a producer and distributor of orthopedic and spinal medical devices, and Non-Invasive Monitoring Systems, Inc., a medical device company.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of these forms furnished to us and representations that no other reports were required, all Section 16(a) reporting requirements were complied with during the fiscal year ended March 31, 2008, except as follows: Frederick M. R. Smith filed a late Form 4 on August 22, 2007 reporting common stock he purchased on August 15, 2007 and Gill Jefferson filed a late Form 4 on October 2, 2008 reporting an option to purchase 2,500 shares. Also, the following current and former directors each filed late a Form 4 for an option to purchase shares of our common stock granted on March 31, 2008: (a) Colm Leen filed the late Form 4 on September 25, 2008 reporting an option to purchase 7,500 shares; (b) Robert J. Flanagan filed the late Form 4 on September 25, 2008 reporting an option to purchase 8,500 shares; (c) Frederick M. R. Smith filed the late Form 4 on September 25, 2008 reporting an option to purchase 8,500 shares; (d) John F. Beaudette filed the late Form 4 on September 25, 2008 reporting an option to purchase 6,000 shares; (e) Richard C. Morrison filed the late Form 4 on September 25, 2008 reporting an option to purchase 7,000 shares; (f) Kevin P. Tighe filed the late Form 4 on September 25, 2008 reporting an option to purchase 6,000 shares; and (g) Gill Jefferson filed the late Form 4 on October 2, 2008 reporting an option to purchase 5,000 shares.
THE BOARD OF DIRECTORS, ITS COMMITTEES AND CORPORATE GOVERNANCE
Board of Directors
     Our board of directors currently consists of nine directors, as described in “Proposal 1: Election of Directors.” Our board believes that there should be a majority of independent directors on the board of directors. Our board also believes that it is useful and appropriate to have members of management as directors. The current board members include five independent directors, three non-independent non-management directors and one member of our senior management. If all of the nominees are elected at the annual meeting, our board will consist of nine directors: five independent directors, three non-independent non-management directors and one member of our senior management.

     The board has determined that the following current directors qualify as “independent” under the NYSE Alternext rules: Messrs. John Beaudette, Glenn L. Halpryn, Gill Jefferson, Richard C. Morrison and Fredrick M.R. Smith. The board determined that in addition to Messrs. Beaudette, Halpryn, Jefferson, Morrison and Smith, the following former directors were “independent” during the fiscal year ended March 31, 2008 under the NYSE Alternext rules: Messrs. Robert J. Flanagan, Colm Leen and Kevin P. Tighe. The board also determined that the following director nominees qualify as “independent” in accordance with the NYSE Alternext rules: Messrs. Henry C. Beinstein, Harvey P. Eisen and Steven D. Rubin, as well as Messrs. Beaudette and Halpryn. The NYSE Alternext independence definitions include a series of objective tests, including that the director is not an employee of the company and has not been engaged in various types of business relationships with the company. Also as required by the NYSE Alternext rules, the board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of the board, would interfere with the exercise of independent judgment by such director in carrying out the responsibilities of a director. If all of the director nominees are elected and take office, we anticipate that the following five independent directors will constitute a majority of our board of directors: Messrs. Beaudette, Beinstein, Eisen, Halpryn and Rubin.
     The board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. During the fiscal year ended March 31, 2008, the audit committee met six times, the compensation committee met five times and the nominating and corporate governance committee met twice.
Audit Committee Information and Report
     The audit committee is responsible for, among other things:
•	appointing, replacing overseeing and compensating the work of our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered accounting firm our quarterly financial statements and discussing with management our earnings releases;

•	pre-approving all auditing services and permissible non-audit services provided by our independent registered public accounting firm;

•	engaging in a dialogue with our independent registered public accounting firm regarding relationships that may adversely affect the independence of the independent registered public accounting firm and, based on such review, assessing the independence of our independent registered public accounting firm;

•	providing the audit committee report to be filed with the SEC in our annual proxy statement;

•	reviewing with our outside auditor the adequacy and effectiveness of the internal controls over our financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential anonymous submission by our employees of anonymous concerns regarding questionable accounting or auditing matters;

•	reviewing and pre-approving related-party transactions;

•	reviewing and discussing with management and our independent registered accounting firm management’s annual assessment of the effectiveness of the internal controls and our independent registered accounting firm’s attestation and report about management’s assessment as required by the SEC, when applicable;

•	reviewing and discussing with management and our independent registered accounting firm the adequacy and effectiveness of our internal controls including any significant deficiencies in the design or operation of our internal controls or material weaknesses and any fraud, whether or not material, that involves our management or other employees who have a significant role in our internal controls and the adequacy and effectiveness of our disclosure controls and procedures; and

•	reviewing and assessing annually the adequacy of the audit committee charter.

     Our audit committee charter is posted on our investor relations website at http://investor.castlebrandsinc.com. Messrs. Flanagan (Chair), Leen and Smith served as members of our audit committee for the year ended March 31, 2008. Effective as of October 28, 2008, Messrs. Halpryn, Morrison and Smith have served as members of our audit committee. Except under limited exceptions, our audit committee is required by NYSE Alternext to be comprised of at least three “independent directors” who are also “financially literate” as defined in the NYSE Alternext listing standards. These listing standards define an “independent director” generally as a person, other than an officer of the company, who has no relationship with the company that would interfere with the director’s exercise of independent judgment. The listing standards define “financially literate” as being able to read and understand fundamental financial statements (including a company’s balance sheet, income statement and cash flow statement). Our board of directors has determined that each member of the audit committee is an independent director and is financially literate as required by the applicable rules of NYSE Alternext and the SEC. If all of the director nominees are elected, we anticipate that Messrs. Beinstein (Chair), Halpryn and Rubin will comprise the audit committee.
Financial Expert on Audit Committee
     Our board of directors has determined that for fiscal 2008, Robert Flanagan was our “audit committee financial expert” (as defined in Regulation 240.401(h)(1)(i)(A) of Regulation S-K) and would be considered an “independent” director under Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. Our board of directors also determined that upon his election, Henry C. Beinstein, a director nominee, will be our “audit committee financial expert” and will be considered an independent director under Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act.
Fees Paid to Eisner LLP
     The following table sets forth the fees that we paid or accrued for the audit and other services provided by Eisner LLP, our independent auditors, in fiscal years 2008 and 2007:

	2008	2007
Audit Fees	$318,000	$305,045
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$318,000	$305,045

Audit Fees
     This category includes the audit of our annual financial statements, reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. This category also includes fees for advice on accounting matters that arose during, or as a result of, the annual audit or the reviews of interim financial statements.
Audit-Related Fees
     This category would consist of assurance and related services provided by Eisner that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include accounting consulting and due diligence services rendered in connection with acquisitions of our franchised operations.
Tax Fees
     This category would consist of professional services rendered by Eisner, primarily in connection with strategic planning with respect to possible acquisitions.
All Other Fees
     This category would consist of fees for subscriptions and other miscellaneous items.

Pre-Approval Policies and Procedures
     In accordance with its charter, the audit committee reviews and approves in advance on a case-by-case basis each engagement (including the fees and terms thereof) by us of accounting firms that will perform permissible non-audit services or audit, review or attest services for us. The audit committee is authorized to establish detailed pre-approval policies and procedures for pre-approval of such engagements without a meeting of the audit committee, but the audit committee has not established any such pre-approval procedures at this time.
     Our audit committee pre-approved all fees of our principal accounting firm for fiscal year 2008.
Audit Committee Report
     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
     The Audit Committee has, among other activities, (i) reviewed and discussed with management our audited annual financial statements for the fiscal year ended March 31, 2008 and interim quarterly results, (ii) discussed with Eisner LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (iii) received the written disclosures and letter from Eisner LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Eisner LLP’s communications with the Audit Committee concerning independence, and has discussed with Eisner LLP its independence and (iv) discussed with Eisner LLP, with and without management present, the results of their audit of the financial statements. On the basis of the above, the Audit Committee has recommended to the board of directors that our audited financial statements for the fiscal year ended March 31, 2008 be included in our Annual Report on Form 10-K for the year ended March 31, 2008.
Submitted by the Audit Committee of the Board of Directors
     Fredrick M. R. Smith
Compensation Committee
     The principal responsibilities of the compensation committee are, among others:
•	reviewing and determining annually the compensation of our chief executive officer and the other executive officers;

•	approving the form of employment contracts, severance arrangements, change in control provisions and other compensatory arrangements with executive officers;

•	approving compensation programs and grants involving the use of our common stock and other equity securities.
     The members of our compensation committee for the fiscal year ended March 31, 2008 were Messrs. Smith (Chair), Flanagan and Morrison. Effective as of October 28, 2008, Messrs. Halpryn, Morrison and Smith have served as members of our compensation committee. Each member of the compensation committee is “independent” under the standards established by the SEC and NYSE Alternext. The compensation committee has no charter. See the “Executive Compensation ” section of this proxy statement for additional information regarding our processes and procedures for the consideration and determination of compensation of our named executive officers. If all of the director nominees are elected, we anticipate that Messrs. Halpryn (Chair), Eisen and Rubin will comprise the compensation committee.

Nominating and Corporate Governance Committee
     The nominating and corporate governance committee identifies, researches and recommends to the board of directors qualified candidates to serve as directors on our board of directors.
     The nominating and corporate governance committee is responsible for, among other things:
•	recommending to the board of directors the slate of nominees of directors to be proposed for election by the stockholders and individuals to be considered by the board of directors to fill vacancies;

•	establishing criteria for selecting new directors; and

•	reviewing and assessing annually the performance of the nominating and corporate governance committee and the adequacy of the nominating and corporate governance committee charter.
     In addition to considering candidates suggested by stockholders, the nominating and corporate governance committee also accepts recommendations from our directors, members of management and others familiar with, and experienced in, the beverage alcohol industry. The nominating and corporate governance committee establishes criteria for the selection of nominees and reviews the appropriate skills and characteristics required of board members. In evaluating candidates, the nominating and corporate governance committee considers issues of independence, diversity and expertise in numerous areas, including experience in the premium branded spirits industry, finance, marketing, international experience and culture. The nominating and corporate governance committee selects individuals of the highest personal and professional integrity who have demonstrated exceptional ability and judgment in their field and who would work effectively with the other directors and nominees to the board of directors. The nominating and corporate governance committee also monitors and reviews the committee structure of the board of directors, and each year it recommends to the board of directors for its approval directors to serve as members of each committee. The nominating and corporate governance committee conducts an annual review of the adequacy of the nominating and corporate governance charter (described below) and recommends proposed changes.
     The members of our nominating and corporate governance committee for the fiscal year ended March 31, 2008 were Messrs. Morrison (Chair), Beaudette and Tighe. Effective as of October 28, 2008, Messrs. Beaudette, Halpryn and Morrison (Chair) have served as members of our nominating and corporate governance committee. Each member of the nominating and corporate governance committee is “independent” under the standards established by the SEC and NYSE Alternext. If all of the director nominees are elected, we anticipate that Messrs. Rubin (Chair), Beaudette, Eisen and Beinstein will comprise the nominating and corporate governance committee.
Attendance at Board, Committee and Annual Stockholders’ Meetings
     Our board of directors met nine times during our 2008 fiscal year. In our 2008 fiscal year, each of our directors attended at least 75% of the meetings of the board of directors and of the committees on which he or she served, except Colm Leen. Although we do not have any formal policy regarding director attendance at annual stockholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. Seven of our directors attended the 2007 annual meeting of stockholders.
Stockholders Communications to Board Members
     Our board of directors believes that it is important to offer stockholders the opportunity to communicate with our directors. Stockholders who wish to communicate with the board may do so by sending written communications addressed to the Corporate Secretary, Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, NY 10022 or by email to Board@castlebrandsinc.com. Communications emailed to this address are automatically forwarded to all members of the board of directors. Written communications received by the corporate secretary are reviewed for appropriateness. The corporate secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Corporate Governance Guidelines
     On November 10, 2005, the board of directors adopted a nominating and governance charter that sets forth (i) corporate governance principles intended to promote efficient, effective and transparent governance, and (ii) procedures for the identification and selection of individuals qualified to become directors. At the same time, the board of directors also adopted a code of business conduct, which applies to all of our directors, executive officers and employees. The code of business conduct sets forth our commitment to conduct our business in accordance with the highest standards of business ethics and to promote the highest standards of honesty and ethical conduct by our directors, executive officers and employees.
     Among other matters, our nominating and governance charter and code of business conduct set forth the following governing principles:
•	A majority of our directors should be “independent” as defined in the rules adopted by the SEC and NYSE Alternext.

•	To facilitate critical discussion, the independent directors are required to meet apart from other board members and management representatives.

•	Compensation of our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their board service in addition to their regular employee compensation.

•	Directors, executive officers and all employees must act at all times in accordance with the requirements of our code of business conduct. This obligation includes adherence to our policies with respect to conflicts of interest; full, accurate and timely disclosure; compliance with securities laws; confidentiality of our information; protection and proper use of our assets; ethical conduct in business dealings; and respect for and compliance with applicable law. Any change to, or waiver of, the requirements of, the code of business conduct with respect to any director, principal financial officer, principal accounting officer or persons performing similar functions may be granted only by the board of directors. Any such change or waiver will be promptly disclosed as required by law or NYSE Alternext regulations.
     Our nominating and corporate governance charter is posted on our investor relations web site at http:/investors.castlebrandsinc.com.
Stockholder Nominations
     Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board of directors may do so by submitting a written recommendation to: Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, New York 10022, Attn: Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age; five-year employment history with job titles, responsibilities, employer names and a description of the employer’s business; whether such individual can read and understand basic financial statements; and board memberships (if any). Each submission must be accompanied by contact information for two business references and a signed, written consent of the individual to stand for election if nominated by the board of directors and to serve if elected by the stockholders. Submissions by stockholders must be received by the Secretary not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.
     Our by-laws prescribe an alternative procedure for the nomination by stockholders of candidates for election as directors. The by-laws provide that a stockholder seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. Any such nomination should be mailed to: Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, New York 10022, Attn: Secretary.
EXECUTIVE COMPENSATION
Compensation Overview
     Introduction
     We currently qualify as a “smaller reporting company” as such term is defined in Rule 405 of the Securities Act and Item 10 of Regulation S-K. Accordingly, and in accordance with relevant SEC rules and guidance, we have elected, with respect to the disclosures required by Item 402 (Executive Compensation) of Regulation S-K, to comply with the disclosure requirements applicable to smaller reporting companies. The following Compensation Overview is not comparable to the “Compensation Discussion and Analysis” that is required of SEC reporting companies that are not smaller reporting companies.
     This Compensation Overview section discusses the compensation programs and policies for our executive officers and the compensation committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers, including our “named executive officers” which for fiscal 2008 under the smaller reporting company rules consist of:
•	Mark Andrews, our chairman of the board and former chief executive officer,

•	Donald L. Marsh, our former president and chief operating officer (principal executive officer),

•	John Soden, our senior vice president — managing director, international, and

•	Seth B. Weinberg, our senior vice president, general counsel and secretary.
     Our compensation committee has the sole authority and responsibility to review and determine, or recommend to our board of directors for determination, the compensation package of our chief executive officer and each of our other named executive officers, each of whom is identified in the “Summary Compensation Table” below. Our compensation committee also considers the design and effectiveness of the compensation program for our other executive officers and approves the final compensation package, employment agreements and stock option grants for all of our executive officers. Our compensation committee is composed entirely of independent directors who have never served as officers of our company. Other information concerning the structure, roles and responsibilities of our compensation committee is set forth in “Proposal One: Election of Directors — Compensation Committee” section of this proxy statement.
     A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.
     General Executive Compensation Objectives and Philosophy
     The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for our continued growth and success and to align the interests of these executives with those of our stockholders. To achieve this objective, in addition to annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. In establishing overall executive compensation levels, our compensation committee considers a number of criteria, including the executive’s scope of responsibilities, prior and current period performance, compensation levels for similar positions at companies in our industry and attainment of individual and overall company performance objectives and retention concerns. Our interim president and chief executive officer and our compensation committee believe that substantial portions of executive compensation should be linked to the overall performance of our company, and that the contribution of individuals over the course of the relevant period to the goal of building a profitable business and stockholder value will be considered in the determination of each executive’s compensation. We do not target a specific competitive position, but rather consider the compensation that is earned by executives and professionals in similar positions, our business performance and the challenges we are currently facing as we establish the various elements of our compensation program each year.

     Generally, our compensation committee reviews and, as appropriate, modifies compensation arrangements for executive officers in the first quarter of each fiscal year, subject to the terms of existing employment agreements with our named executive officers, as discussed below. For the fiscal year ended March 31, 2008, except for our former president and chief operating officer’s compensation, our compensation committee also considered our former president and chief operating officer’ executive compensation recommendations, which recommendations were presented at the time of our compensation committee’s annual review of executive performance and compensation arrangements. In making such determinations, the compensation committee considered the overall performance of each executive and their contribution to the growth of our company and its products as well as overall company performance through personal and corporate achievements. As we are not yet cash-flow positive, the compensation committee considered each executive officer’s contributions to brand growth, cost management and long-term value creation for our stockholders for the fiscal year ended March 31, 2008, as well as the retention of our executive officers.
General Discussion of Employment and Retention Agreements
     We utilize employment agreements with our executive officers as part of our compensation philosophy and, accordingly, have entered into employment agreements with each of our named executive officers. We believe that the use of employment agreements helps us attract and retain qualified executives, and benefits both our company and the executive by providing protection of our intellectual property rights, restricting the executive from competing with us, and providing increased stability through certain severance benefits. Certain of the employment agreements provide for, upon execution of the agreement, the grant to the executive of options to purchase shares of our common stock at a price equal to the fair market value of our common stock on the grant date. These stock options are subject to the provisions of our 2003 Stock Incentive Plan. Stock options generally vest in four or five equal annual installments starting on the first anniversary of the grant date. Regardless of these vesting provisions, the stock options become 100% exercisable upon the occurrence of a change in control, as more fully described in “Executive Compensation — Potential Payments Upon Termination or Change in Control” section of this proxy statement. We also are obligated to provide certain severance payments and benefits if we terminate a named executive officer in certain circumstances, such as upon a change in control, upon non-renewal of the employment agreement or upon termination without cause. Please see the “Executive Compensation — Potential Payments Upon Termination or Change in Control” section of this proxy statement for a full description of these obligations.
     In January 2008, our compensation committee agreed to pay specified retention payments to various named executive officers on April 30, 2008 (later amended to May 1, 2008) and September 30, 2008 in recognition of the importance of retaining such executive officers during a time period in which we were pursuing strategic transactions which might have led us to experience a change of control. The retention payments were based on the continued employment of such executive officers. Mr. Soden received €45,064 ($67,639 based on applicable conversion rates on the dates paid) and Mr. Weinberg received $61,800.
     On July 15, 2008, we also entered into written retention agreements with various named executive officers. The retention agreements provide that if, on the 60th calendar day following the first “control event” following July 15, 2008, we continue to employ the executive officer in any capacity, then we will pay to the executive officer certain amounts. Please see the “Potential Payments Upon Termination or Change in Control” section of this proxy statement for a full description of these obligations.
     The following table provides summary compensation information for our named executive officers in our 2007 and 2008 fiscal years.

Summary Compensation Table

						Option	All Other
Name and Principal Position	Year		Salary	Bonus		Awards(1)	Compensation		Total
Mark Andrews	2008		$298,267	$—		$121,448	$—		$419,715
Chairman and former chief	2007		278,646	150,000		107,950	—		536,596
executive officer

Donald L. Marsh Jr. (2)	2008		121,231	292,000	(3)	20,808	184,500	(4)	618,539
Former president and chief	2007		—	—		—	12,500	(4)	—
operating officer
(principal executive officer)

John Soden	2008	(5)	255,443	70,858	(6)	132,252	22,108	(7)	480,660
Senior vice president,	2007	(5)	224,494	102,626		131,890	20,012	(7)	479,022
managing director -
international

Seth Weinberg	2008		243,033	75,000	(6)	100,289	—		418,322
Senior vice president,	2007		230,000	70,000		100,015	—		400,015
general counsel and secretary

(1)	Represents the dollar amount of expenses recognized for financial statement purposes with respect to the 2007 and 2008 fiscal years for the fair value of stock options granted in fiscal 2008 and prior fiscal years in accordance with SFAS 123R. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See note 15 to our consolidated financial statements for the year ended March 31, 2008 included in our annual report on Form 10-K, as amended, for the year ended March 31, 2008 regarding the assumptions underlying the valuation of these option grants. We granted stock options only to Mr. Marsh in fiscal year 2008.

(2)	In connection with the series A convertible preferred stock transaction in October 2008, our board appointed new management to replace Donald L. Marsh, who had acted as our president and chief operating officer.

(3)	Includes $100,000 signing bonus and a contractually guaranteed $192,000 bonus for fiscal year 2008.

(4)	Prior to joining our company as its president and chief operating officer, Mr. Marsh was paid $184,500 as a consultant during our 2008 fiscal year and $12,500 during our 2007 fiscal year.

(5)	Payments to Mr. Soden are made in Euros and converted to U.S. dollars at a conversion rate of €1.00=$1.41316 for our 2008 fiscal year and €1.00=$1.28282 for our 2007 fiscal year (the average Euro to U.S. dollar conversion rates for these periods as listed on Oanda.com).

(6)	Paid in the form of a promissory note, which was paid together with interest of 4.5%, which accrued from June 19, 2008 through the date of payment in October 2008 following the closing of the sale of the series A convertible preferred stock. See “Executive Compensation — Annual Incentives to Named Executive Officers” section of this proxy statement.

(7)	Mr. Soden receives a car allowance of €15,600, converted to U.S. dollars as per footnote 5 of this table.
Narrative Disclosure to Summary Compensation Table
     Material Terms of Named Executive Officers’ Employment Agreements
     In establishing base salaries, the compensation committee has primarily considered prior and current period performance, scope of responsibilities and compensation levels for similar positions at companies similar to our company. Base salaries are generally specified under employment agreements with our named executive officers, providing for increases at the sole discretion of the compensation committee on an individual basis after consideration of the responsibilities of the executive’s position, the scope of the operations managed, the performance of such operations, the performance of the executive in the position and increases in the cost of living.
     For the fiscal year ended March 31, 2008, the compensation committee reviewed recommendations made by our former president and chief operating officer with respect to compensation increases. The compensation committee will now review the recommendation of Mr. Lampen, our interim president and chief executive officer, with respect to any compensation increases. For 2008 fiscal year, each of our named executive officers received a three percent cost-of-living increase in his base salary, and Mr. Weinberg’s base salary was increased by an additional $10,000.
     Mr. Andrews’ base salary for the 2008 fiscal year was $298,267. Mr. Marsh’s pro-rated base salary for the 2008 fiscal year was $121,231. Mr. Soden’s base salary for the 2008 fiscal year was $255,443. Mr. Weinberg’s base salary for the 2008 fiscal year was $243,033. The material terms of Messrs. Andrews’, Marsh’s, Soden’s and Weinberg’s employment agreements are described in the table below.
Certain Material Terms of Employment Agreements with Named Executive Officers

				Performance
				Bonus (as
		Initial		Percentage of	Number of
		Annual		Annual Base	Options
		Base Salary		Salary Unless	Granted upon		Duration of
	Date of	under the		Otherwise	Execution of		Severance
Named Executive Officers	Agreement	Agreement(1)		Indicated)	Agreement		Payments(2)
Mark Andrews	11/14/2007	$275,000	(3)	Up to $100,000	—		—
Donald L. Marsh, Jr.	11/14/2007	320,000		Up to 110%	250,000	(4)	12 months
John Soden	2/24/2006	225,494	(5)	Up to 80%	80,000	(6)	12 months
Seth Weinberg	2/24/2006	230,000		Up to 60%	60,000	(6)	12 months

(1)	Increases are at the compensation committee’s sole discretion. See “Narrative Disclosure to Summary Compensation Table — Material Terms of Named Executive Officers’ Employment Agreements” section of this proxy statement.

(2)	Please see the “Executive Compensation — Potential Payments Upon Termination or Change in Control” section of this proxy statement for a full description of these severance obligations.

(3)	Under his employment agreement, Mr. Andrews’ compensation was reduced to $100,000 effective November 15, 2008.

(4)	Stock options granted in our 2008 fiscal year with an exercise price of $3.09 per share.

(5)	Based on actual payment of a salary of €175,000 converted to U.S. dollars at a conversion rate of €1.00=$1.28282 (the average Euro to U.S. dollar conversion rate for the period from April 1, 2006 to March 31, 2007 as listed on Oanda.com).

(6)	Stock options granted in 2006 with an exercise price of $9.00 per share.
     Annual Incentives to Named Executive Officers
     In addition to base salaries, our named executive officers may receive annual cash bonuses, which are considered a key component of the executive compensation program’s objective to align the interests of management and our stockholders and motivate participants to achieve company growth and enhanced shareholder value. Cash bonuses payable to executives are based primarily upon achievement of individual and company performance objectives. Annual bonus eligibility is generally set forth in the executive’s employment agreement and is expressed as a percentage of base salary. Each named executive officer was eligible for a cash bonus for the 2008 fiscal year.
     Our compensation committee determines bonuses after an evaluation of each executive officer’s level of personal achievement and contribution to our company and its brand development, as well as the attainment of individual and company performance goals. The relative performance of individual named executive officers for the 2008 fiscal year was reported by our former president and chief operating officer to the compensation committee. The compensation committee determined overall company performance based on our draft audited financial statements for fiscal year 2008, and discussions with our former president and chief operating officer.
     Due to our limited liquidity, the compensation committee recommended to the board of directors that each of our officers, other than Mr. Marsh, receive a promissory note instead of a cash bonus payment. The bonuses received in fiscal year 2008 by our named executive officers with contract-specified maximum bonus amounts were approximately one-half of such maximum amounts, reflecting the view of our former president and chief operating officer and the compensation committee that full cash incentive compensation cannot and should not be offered until we are cash-flow positive. Our chairman, Mr. Mark Andrews, who left the position of chief executive officer in November 2007, was eligible for a bonus of up to $100,000 for the 2008 fiscal year. The compensation committee determined that Mr. Andrews would not be paid a bonus for the 2008 fiscal year. However, the terms of Mr. Marsh’s employment agreement required us to pay him a guaranteed cash bonus of $192,000 (60% of his base salary) for fiscal year 2008. In determining the personal achievement of each of our named executive officers, individual and team contributions to corporate structure, financing activities, brand growth and potential significant transactions were considered.
     Given our negative cash flow, our named executive officers other than Mr. Marsh, as well as other officers, agreed to defer their annual bonuses and received promissory notes providing for the payment of the deferred bonuses together with interest of 4.5% by December 31, 2008, subject to certain conditions and potential acceleration events. We paid the promissory notes, in October 2008, in accordance with their terms following the closing of the sale of the series A convertible preferred stock.
     Long-Term Equity-Based Incentive Awards
     We provide long-term equity-based incentives to executive officers through the granting of stock options. Stock option grants are designed to align the executive’s interests with those of the stockholders and provide each executive officer with a significant incentive to manage us in a manner which maximizes stockholder value. We grant stock options under our 2003 Stock Incentive Plan, which also authorizes grants of restricted and deferred stock awards. Our compensation committee believes that these long-term, equity based compensation awards are an effective incentive for our named executive officers to increase the long-term value of our common stock and aid in attracting and retaining qualified individuals. Our compensation committee determines the size of the stock option grants according to each executive’s position with, and contribution to, our company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. Our compensation committee also considers each individual’s potential for future responsibility and promotion, the levels of equity ownership of executives in similar positions at comparable companies and the number of options held by that individual at the time of the new grant. As with the other elements of executive compensation for the 2008 fiscal year, our former president and chief operating officer made an initial recommendation to the compensation committee as to appropriate levels of long-term equity based compensation grants.
     Historically, our compensation committee has used stock options exclusively to award long-term equity based compensation to executive officers. Stock option grants generally are subject to a four-year or five-year vesting period, vesting in equal annual installments beginning one year from the grant date.
     Other than a grant of 250,000 options to Mr. Marsh, no options or other long-term equity based incentive awards for the 2008 fiscal year were awarded to our named executive officers. None of our named executive officers exercised any stock options during our 2008 fiscal year.
     The following table provides information regarding outstanding option awards held by our named executive officers at our 2008 fiscal year-end.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options		Option	Option
	(#)	(#)		Exercise	Expiration
Named Executive Officers	Exercisable	Unexercisable		Price ($)	Date
Mark Andrews	40,000	10,000	(1)	$6.00	1/9/2014
	12,500	37,500	(2)	$7.23	6/12/2016
	30,000	20,000	(3)	$8.00	1/27/2015

Donald L. Marsh, Jr.	62,500	187,500	(4)	$3.09	11/12/2017

John Soden	40,000	40,000	(5)	$9.00	3/29/2016

Seth Weinberg	30,000	30,000	(6)	$9.00	3/13/2016

(1)	This option vests in five equal annual installments with the first installment vesting on January 9, 2005.

(2)	This option vests in four equal annual installments with the first installment vesting on June 12, 2007.

(3)	This option vests in five equal annual installments with the first installment vesting on January 27, 2006.

(4)	This option vests in four equal annual installments with the first installment vesting on November 12, 2008.

(5)	This option vests in four equal annual installments with the first installment vesting on March 29, 2007.

(6)	This option vests in four equal annual installments with the first installment vesting on March 13, 2007.
     Timing of Equity Grants
     For all of our employees, including our named executive officers, grants of equity-based compensation are effective on the date that our compensation committee approves them. All stock option grants to employees, including named executive officers, are made with an exercise price at least equal to the fair market value of the underlying stock on the grant date. Our compensation committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.
     Severance and Change in Control Benefits
     We provide certain severance and change in control benefits to our named executive officers. You can find detailed information about these benefits in the “Executive Compensation — Potential Payments Upon Termination and Change in Control” section of this proxy statement.
     Perquisites and Other Benefits
     We generally provide the same health and welfare benefits to all of our full-time employees, including our named executive officers, including health and dental coverage, disability insurance, and paid holidays and other paid time off.
     We maintain a 401(k) retirement savings plan for the benefit of all of our full-time employees, including our named executive officers.

     We also provide a limited number of perquisites to our named executive officers.
     Indemnification
     Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. We also have entered into indemnity agreements with each of our directors and named executive officers.
     Material Tax Implications of Our Compensation Policy
     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid under a plan which is performance-related, non-discretionary and has been approved by our stockholders. Our compensation committee’s policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate compensation for their performance. We did not pay any compensation during our 2008 fiscal year that would be subject to the limitations set forth in section 162(m).
Potential Payments Upon Termination or Change in Control
     The following describes the potential payments upon termination or a change in control for all of our named executive officers. In connection with the series A convertible preferred stock transaction, our board appointed new management to replace Donald L. Marsh, who had acted as our president and chief operating officer.
     Retention Arrangements
     In January 2008, our compensation committee agreed to pay specified retention payments to various named executive officers on April 30, 2008 (later amended to May 1, 2008) and September 30, 2008 in recognition of the importance of retaining such executive officers during a time period in which we were pursuing strategic transactions which might have led us to experience a change of control. The retention payments were based on the continued employment of such executive officers. Mr. Soden received €45,064 ($67,639 based on applicable conversion rates on the dates paid) and Mr. Weinberg received $61,800.
     On July 15, 2008, we entered into written retention agreements with various named executive officers to incentivize such executive officers to remain in our employment up to and following a “control event” as defined in the retention agreements. The retention agreements provide that if, on the 60th calendar day following the first “control event” following July 15, 2008, we continue to employ the executive officer in any capacity, then we will pay to the executive officer certain amounts. “Control event” is defined in the retention agreements as any of the following: (i) any change of control with respect to our company; (ii) any sale of our company; (iii) any financing with gross proceeds to us of at least $10,000,000; or (iv) we (together with our subsidiaries) sell assets, except for our products sold in the ordinary course of business, with an aggregate value of at least $10,000,000. The October 20, 2008 closing of the series A convertible preferred stock transaction constituted a “control event” under the retention agreements as it was a financing with gross proceeds to us of at least $10,000,000. In December 2008, we entered into agreements with certain executive officers to provide for payment of these retention amounts in the form of restricted common stock instead of cash. Under their respective agreements, Messrs. Soden and Weinberg are to be paid €72,100 ($100,000 based on applicable conversion rates) and $75,000, respectively, if they continue to be employed by us on the 60th calendar day following October 20, 2008. In December 2008, we entered into agreements with each of Messrs. Soden and Weinberg under which their employment was terminated without “cause” effective December 31, 2008. Accordingly, they will not receive the foregoing retention payments.
     Termination Without Cause
     Under employment agreements with our current and former named executive officers, if we terminate the executive’s employment without “cause”, we have agreed to pay the executive his annual base salary and a pro-rated bonus, and provide benefits to maintain medical insurance, for 12 months (18 months for Mr. Marsh’s medical insurance benefits) following termination. In addition, under Mr. Marsh’s employment agreement, if we terminate his employment without “cause,” he will receive his minimum pro-rated incentive bonus of 60% of his base salary, pro-rated for the year in which the termination occurs.
     Mr. Andrews, our former chief executive officer, continues to be an employee of our company in recognition of his service as chairman of the board and performance of other non-executive functions. Under his employment agreement, if we terminate Mr. Andrews’ employment without “cause,” we agreed to pay Mr. Andrews his annual base salary through November 15, 2008 and to provide benefits to maintain medical insurance for 12 months.
     Also, if we terminate any of our named executive officers without “cause,” then such officer is entitled to certain acceleration of the vesting of some or all of the stock options granted to such executive under the terms of such executive’s employment agreement.
     For Mr. Andrews, any unvested stock option held by him that would have become vested if he continued employment for the 24 month period following his termination will vest on the original vesting schedule of such option.
     For Messrs. Marsh, Soden and Weinberg, the vesting of any options held will accelerate with respect to the number of shares of our common stock that equals (x) the number of shares that would have vested during the 12 months following termination, multiplied by (y) a fraction, the numerator of which is the number of full calendar months that have elapsed since the last vesting date or the original issue date (if a vesting date has not occurred) and the denominator of which is the number of full calendar months from the last vesting date or the original issue date (if a vesting date has not occurred) to the vesting date during the 12 months following termination.
     For Mr. Andrews, “cause” is defined in his employment agreement as (i) personal dishonesty, (ii) willful misconduct, (iii) breach of fiduciary duty, (iv) failure to substantially perform duties relating to his performance hereunder as reasonably determined by a majority of the entire compensation committee, after consultation with the president of the company, (v) conviction of, or the entry by Mr. Andrews of any plea of guilty or nolo contendre to, any felony or other lesser crime that would require removal from his position with us (e.g. any alcohol or drug related misdemeanor) or (vi) material breach of any provision of his employment agreement as reasonably determined by the compensation committee, after consultation with the president; provided, however, that in any of the foregoing circumstances, Mr. Andrews has failed to cure such “cause” within 30 days.
     For Mr. Marsh, “cause” is defined as in his employment agreement as his (i) willful misconduct which is demonstrably and materially injurious to the us, (ii) breach of fiduciary duty, (iii) substantial and continuing willful refusal to perform the duties required of him hereunder after a written demand for substantial performance is delivered to him by the board , or (iv) his conviction or the entry of any plea of guilty or nolo contendere to any felony or other lesser crime that would require removal from his position with us (e.g. any alcohol or drug related misdemeanor), subject to a 30 day cure period for clauses (ii) and (iii).
     For Messrs. Weinberg and Soden, “cause” is defined in his employment agreement as (i) personal dishonesty, (ii) willful misconduct, (iii) breach of fiduciary duty, (iv) failure to substantially perform assigned duties relating to executive’s performance hereunder, (v) his conviction or entry of any plea of guilty or nolo contendre to any felony or other lesser crime that would require removal from his position with us (e.g. any alcohol or drug related misdemeanor) or (vi) material breach of any provision of his employment agreement for a period of 15 days after written demand by us.
Non-Renewal of Employment Agreement
     If we do not renew the employment agreements of Messrs. Soden or Weinberg, each is entitled to receive his annual base salary and medical benefits for six months and a pro-rata share of his annual incentive bonus.
Termination Due to Disability
     The employment agreements of Messrs. Andrews, Marsh, Weinberg and Soden each provide that, in each case, if we terminate such executive due to a “disability,” we must pay such executive his annual base salary for a period of one year following the date of termination, minus any other disability benefits provided by us to the executive during this period, plus a pro-rated bonus for the year in which the termination occurs.

     For each of our named executive officers, a “disability” is defined in his employment agreement as a failure, because of illness or incapacity, to perform the duties of his employment for six months.
Termination by Employee with Good Reason
     Each named executive officer’s employment agreement (except Mr. Andrews’) provides that if he terminates his employment for “good reason,” we must pay the executive his annual base salary for a period of one year following the date of termination. Also, Mr. Marsh will receive his minimum pro-rated incentive bonus of 60% of his base salary, pro-rated for the year in which the termination occurs.
     Mr. Andrews’ employment agreement provides that if he terminates his employment for “good reason,” we must pay Mr. Andrews his annual base salary through November 15, 2008 and provide benefits to maintain medical insurance for 12 months. In addition, all of Mr. Andrews’ unvested options will accelerate if he terminates for “good reason.”
     For Mr. Andrews, “good reason” means (i) dissolution or divestiture of all or substantially all of our business, (ii) our material breach of any provision of his employment agreement which is not cured within 30 business days after written notice from Mr. Andrews to us or (iii) his failure, after nomination and reasonable effort, to be elected as one of our directors.
     For Mr. Marsh, “good reason” means (i) any material diminution in the nature, title or scope of his job responsibilities (including the appointment of any person other than Mr. Marsh as chief executive officer or any other position more senior to his), without his prior written consent, (ii) dissolution or divestiture of all or a significant portion of the our assets or another material change to us which would materially adversely diminish the nature, title or scope of his job responsibilities, or (iii) our material breach of any provision of this Agreement which is not cured within 15 business days after written notice thereof from Mr. Marsh to us.
     For Messrs. Weinberg and Soden, “good reason” means (i) our failure to perform any obligation under his employment agreement for a period of 15 days following written notice by him, (ii) a material diminution in nature, title or status of his responsibilities, (iii) a relocation of his principal place of work to a location of more than 25 miles from our current office or (iv) dissolution or divestiture of all or a significant portion of our assets or another material change to us that would materially adversely diminish the nature, title or status of his job responsibilities.
     Any severance payments described above under “Termination Without Cause,” “Non-Renewal of Employment Agreement,” “Termination of Employment Due to Disability” and “Termination by Employee with Good Reason” are in consideration of the non-compete provisions contained in each named executive officer’s employment agreement.
     Each of our named executive officers is prohibited from, during the term of his employment and for 12 months thereafter, (1) competing with us, (2) soliciting our employees and (3) soliciting our customers.
Change in Control
     If there is a “change of control” during the term of a named executive officer’s employment agreement, then such named executive officer is entitled to immediate vesting and settlement of all stock options granted to the named executive officer under our 2003 Stock Incentive Plan.
     If any of our named executive officers except Mr. Andrews are terminated following or in connection with a “change of control” of our company (as defined for each executive below), then the named executive officer will continue to be paid an amount equal to his base salary for a period of two years. Under Messrs. Weinberg and Soden’s employment agreements, each such named executive officer is also entitled to continue his benefits for 24 months following a termination of employment following, or in connection with, a “change of control.” In addition, Mr. Marsh will receive his minimum pro-rated incentive bonus of 60% of his base salary, pro-rated for the year in which the termination occurs. Mr. Marsh may also be eligible for additional payments if his work prior to such termination results in certain transactional events occurring on criteria agreed between Mr. Marsh and the compensation committee.

     For Mr. Marsh, a “change of control” is defined as (i) any person becoming the beneficial owner of 35% or more of our outstanding voting stock, other than directly from us; (ii) a merger or consolidation of our company where 49% or more of the voting stock of the surviving company is held by persons other than our former shareholders; or (iii) a sale or disposal of substantially all of our assets to an outside entity or entities.
     For Messrs. Weinberg and Soden, a “change of control” is defined as (i) any person becoming the beneficial owner of 35% or more of our outstanding voting stock, other than directly from us; (ii) a merger or consolidation of our company where 49% or more of the voting stock of the surviving company is held by persons other than our former stockholders; (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of our board of directors cease to constitute at least a majority thereof (unless the appointment, election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period); or (iv) a sale or disposal of substantially all of our assets to an outside entity or entities.
     The closing of the October 2008 series A convertible preferred stock transaction did not constitute a “change of control” under any employment agreement with a named executive officer.
     The following table quantifies for each named executive officer the estimated potential severance payments and benefits that would be provided, if each termination circumstance set forth below occurred on March 31, 2008.

				Benefit of
				Acceleration
			Estimated	of Vesting
	Severance		Value of	of Stock
Named Executive Officer	Payment		Benefits(1)	Options(2)
Mark Andrews
Termination without cause/for good reason	$186,417	(3)	N/A	—
Non-renewal of employment agreement	—		N/A	N/A
Termination due to disability	$223,917	(4)	N/A	—
Change in control	$223,917	(5)(7)	N/A	—

Donald L. Marsh, Jr. (6)
Termination without cause/for good reason	$329,599	(7)	$40,769	—
Non-renewal of employment agreement	$164,799	(7)	$40,769	N/A
Termination due to disability	$329,599	(7)	N/A	—
Change in control	$659,198	(5)(7)	$40,769	—

John Soden
Termination without cause	$265,661	(7)	$5,765	—
Termination with good reason	$265,661	(7)	$5,765	—
Non-renewal of employment agreement	$132,830	(7)	$2,883	N/A
Termination due to disability	$265,661	(7)	N/A	—
Change in control	$531,322	(5)(7)	$11,530	—

Seth Weinberg
Termination without cause	$254,616	(7)	$27,279	—
Termination with good reason	$254,616	(7)	$27,279	—
Non-renewal of employment agreement	$127,308	(7)	$13,590	N/A
Termination due to disability	$254,616	(7)	N/A	—
Change in control	$509,232	(5)(7)	$54,358	—

(1)	Estimated using the value of COBRA payments at the rates in effect on March 31, 2008.

(2)	The estimated amount of benefit was calculated by multiplying the number of options that would accelerate vesting upon the termination circumstance indicated by the difference between the closing price of our common stock on March 31, 2008, which was $1.04, and the exercise price of the option. For Messrs. Soden, Marsh and Weinberg, this column shows no benefit, where applicable, since the exercise price of these executives’ unvested options in above $1.04.

(3)	If his employment had been terminated without “cause” or he had terminated his employment for “good reason” prior to November 15, 2008, Mr. Andrews would have continued to receive his base annual salary until November 15, 2008.

(4)	If his employment is terminated for disability, Mr. Andrews will continue to receive his base annual salary for a period of one year. Mr. Andrews’ annual base salary was reduced to $100,000, effective November 15, 2008.

(5)	Severance and benefits paid only if a change in control is followed by a termination of the named executive officer.

(6)	As noted above, in connection with the series A convertible preferred stock transaction, in October 2008 our board appointed new management to replace Donald L. Marsh, who had acted as our president and chief operating officer.

(7)	Severance payments would be paid out over the duration of the severance period.
DIRECTOR COMPENSATION
     The following table summarizes compensation paid to directors during our 2008 fiscal year.
Fiscal 2008 Director Compensation

	Fees	Option
	Earned	Awards($)(1)
	or Paid in	(Includes Prior
Name	Cash ($)	Fiscal Years)		Total ($)
Mark Andrews (2)	—	—		—
John Beaudette (3)	$10,000	$19,380	(3)	$29,380
Keith A. Bellinger (4) (11)	—	—		—
Robert J. Flanagan (5) (11)	$14,000	$27,455	(5)	$41,455
Colm Leen (6) (11)	$10,000	$24,225	(6)	$34,225
Gill Jefferson (7) (11)	$5,000	—	(7)	$10,000
Richard C. Morrison (8) (11)	$14,000	$22,610	(8)	$34,610
Frederick M. R. Smith (9) (11)	$14,000	$27,455	(9)	$41,455
Kevin P. Tighe (10) (11)	$10,000	$19,380	(10)	$29,380

(1)	Represents the dollar amount of expenses recognized for financial statement purposes with respect to the 2007 fiscal year for the fair value of stock options granted in fiscal 2008 and prior fiscal years in accordance with SFAS 123R. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See note 15 to our consolidated financial statements for the fiscal year ended March 31, 2008 included in our annual report on 10-K, as amended, for the year ended March 31, 2008 regarding the assumptions underlying the valuation of these option grants.

(2)	Mr. Mark Andrews, our chairman, receives no additional compensation for his services as a director.

(3)	As of March 31, 2008, Mr. Beaudette held options to purchase 25,500 shares of our common stock.

(4)	Mr. Bellinger, our former president and chief operating officer, did not receive any additional compensation for his services as a director.

(5)	As of March 31, 2008, Mr. Flanagan held options to purchase 33,125 shares of our common stock.

(6)	As of March 31, 2008, Mr. Leen held options to purchase 28,875 shares of our common stock.

(7)	Mr. Jefferson became a director as of September 12, 2007. As of March 31, 2008, Mr. Jefferson held no options to purchase shares of our common stock, but was subsequently granted an option to purchase 2,500 shares at an exercise price of $4.60 per share (the closing price of our common stock as of the day prior to his election) in recognition of his service during the portion of the 2008 fiscal year he served as a director.

(8)	As of March 31, 2008, Mr. Morrison held options to purchase 17,250 shares of our common stock.

(9)	As of March 31, 2008, Mr. Smith held options to purchase 31,125 shares of our common stock.

(10)	As of March 31, 2008, Mr. Tighe held options to purchase 14,750 shares of our common stock.

(11)	Each of Messrs. Bellinger, Flanagan, Leen and Tighe resigned as a member of our board of directors as of October 11, 2008. Each of Messrs. Jefferson, Morrison and Smith were not nominated for re-election.

     The board of directors believes that compensation for our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their service on the board of directors in addition to their compensation as employees.
     In December 2008, effective with the 2008 annual meeting, our board of directors approved the payment of annual compensation of our non-employee directors comprised of cash and options granted under the 2003 Stock Incentive Plan as set forth in the following table:

Type of Compensation	Amount
Annual director retainer (paid quarterly)	$10,000
Additional annual retainer for committee participants, except chairs (paid quarterly)	$2,500
Additional annual retainer for committee chairs (paid quarterly)	$5,000
Option to purchase shares of our common stock upon initial election	100,000 shares
Additional options to purchase shares of our common stock for board service (per director, per year)	20,000 shares
Reimbursement of expenses related to board attendance	Reasonable expenses
reimbursed as
incurred
Equity Compensation Plan Information
     The table below details the number of securities to be issued upon exercise of outstanding options under the 2003 Stock Incentive Plan, the weighted average exercise price of outstanding options and the number of securities remaining available for future issuance under the plan as of March 31, 2008.

Number of securities
	Number of securities to	Weighted-average	remaining available for
	be issued upon exercise	exercise price of	future issuance under
	of outstanding options,	outstanding options,	equity compensation
Plan Category	warrants and rights	warrants and rights	plans

2003 Stock Incentive Plan	1,617,625	$6.37	382,375
Executive Officers
     The following table lists the name, age and position of our executive officers as of the date of this proxy statement:

Name	Age	Position
Richard J. Lampen.	55	Interim President and Chief Executive Officer
John S. Glover.	54	Chief Operating Officer of U.S. Operations
T. Kelley Spillane	46	Senior Vice President — U.S. Sales
Seth B. Weinberg.	35	Senior Vice President, General Counsel and Secretary
Alfred J. Small.	39	Senior Vice President and Chief Financial Officer
John Soden.	44	Senior Vice President and Managing Director - International Operations
     Listed below are biographical descriptions of our current executive officers. For Mr. Lampen’s information, see “Proposal 1: Election of Directors” section of this proxy statement.
     John S. Glover, our chief operating officer of U.S. operations, joined us in February 2008. From February 20, 2008 to October 11, 2008, Mr. Glover served as our Senior Vice President — Marketing. From June 2006 to February 2008, Mr. Glover served as senior vice president - commercial management of Remy Cointreau USA. From January 2001 to June 2006, Mr. Glover served in various management positions at Remy Cointreau in the

United States and France. From January 1999 to January 2001, he was a managing director and chief marketing officer for Bols Royal Distilleries in the Netherlands.
     T. Kelley Spillane, our senior vice president — U.S. sales, joined us in April 2000. From April 2000 to December 2003, Mr. Spillane served as vice president-sales of Great Spirits Company, and was appointed executive vice president — U.S. sales in December 2003. Prior to joining us, Mr. Spillane worked at Carillon Importers Limited, a division of Grand Metropolitan PLC. Carillon developed and launched Absolut Vodka and Bombay Sapphire Gin. At Carillon, Mr. Spillane served as assistant manager for its control states and duty free divisions and was promoted to director of special accounts, focusing on expanding sales in national accounts.
     Seth B. Weinberg, our senior vice president, general counsel and secretary, joined us in March 2006. From July 2002 to March 2006, Mr. Weinberg was an attorney in the corporate department of the law firm of Kramer Levin Naftalis & Frankel LLP. From October 1998 to June 2002, Mr. Weinberg was an attorney at the law firm of Dewey Ballantine LLP.
     Alfred J. Small, our senior vice president and chief financial officer, assumed his current position in November 2007 and previously had served as our vice president-controller since March 2007 and our principal accounting officer since October 2006. Mr. Small joined us in October 2004. From February 1999 until October 2004, Mr. Small served in various accounting roles, including senior accountant at Grodsky Caporrino & Kaufman, CPA PC. Mr. Small is a certified public accountant.
     John Soden, our senior vice president and managing director — international operations, joined us in March 2006. From July 2004 to March 2006, Mr. Soden served as the general manager of Woodford Bourne and Direct Wine Shipments Wholesale, both wine and spirit importers that are subsidiaries of DCC Group PLC. Prior to that, Mr. Soden worked at Cantrell & Cochrane International (now C&C Group PLC), a manufacturer, marketer and distributor of alcoholic and non-alcoholic beverages and snacks. Mr. Soden worked primarily in Cantrell & Cochrane International’s alcohol division and served as vice president and division manager from 1996 to June 2004, as regional director from 1994 to 1996 and as area manager from 1991 to 1994.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Series A Preferred Stock Purchase Agreement
     Phillip Frost, M.D., one of our directors, controls Frost Gamma Investments Trust, which purchased $4,965,000 of the series A convertible preferred stock under the Series A Preferred Stock Purchase Agreement in October 2008, and advanced $2,000,000 to us under a promissory note we issued to Frost Gamma Investments Trust, as described in “Certain Relationships and Related Transactions: Loans From Certain Executive Officers, Directors and Stockholders” section of this proxy statement.
     Prior to the execution of the Series A Preferred Stock Purchase Agreement, affiliates of Dr. Frost beneficially owned in excess of 5% of our outstanding shares of common stock, and, effective upon the execution of such agreement, Dr. Frost was appointed as a member of our board of directors. See “Proposal 1: Election of Directors” section of this proxy statement.
     Dr. Frost also controls Frost Nevada Investments Trust, which was a party to the October 22, 2007 credit agreement which was terminated as described in “Certain Relationships and Related Transactions: Transactions with Frost Nevada Investments Trust and Frost Gamma Investments Trust” section of this proxy statement.
     Mr. Halpryn is a member of Halpryn Group IV, LLC, which purchased $1,000,000 of the series A convertible preferred stock under the Series A Preferred Stock Purchase Agreement, and, effective upon the execution of such agreement, Mr. Halpryn was appointed as a member of our board of directors. See “Proposal 1: Election of Directors” section of this proxy statement.
     Mr. Lampen purchased $17,500 of the series A convertible preferred stock under the Series A Preferred Stock Purchase Agreement. Mr. Lampen is also the executive vice president of Vector Group Ltd., which purchased $4,000,000 of the series A convertible preferred stock under the Series A Preferred Stock Purchase Agreement, and the president and chief executive officer of Ladenburg Thalmann Financial Services Inc., the parent company of

Ladenburg Thalmann & Co. Inc., which acted as financial adviser to the purchasers under the Series A Preferred Stock Purchase Agreement. Effective upon the execution of the Series A Preferred Stock Purchase Agreement, Mr. Lampen was appointed as a member of our board of directors and elected our interim president and chief executive officer. See “Proposal 1: Election of Directors” section of this proxy statement. Mr. Beinstein, a director nominee, is a director of Vector Group Ltd.
     Ms. Pallini is a director and the head of production of I.L.A.R. S.p.A., which purchased $3,000,000 of the series A convertible preferred stock under the Series A Preferred Stock Purchase Agreement and is a supplier to our company under an exclusive marketing agreement. See “Certain Relationships and Related Transactions: Relationship with I.L.A.R. S.p.A.” section of this proxy statement. Effective upon the execution of the Series A Preferred Stock Purchase Agreement, Ms. Pallini was appointed as a member of our board of directors. See “Proposal 1: Election of Directors” section of this proxy statement.
     Relationship with I.L.A.R. S.p.A.
     Since August 2004, we have had an agreement with I.L.A.R. S.p.A., which became a more than 5% stockholder in October 2008, under which we are the exclusive U.S. importer for Pallini Limoncello and its flavor extensions. Ms. Pallini, one of our directors, is the head of production of I.L.A.R. S.p.A. For the fiscal years ended March 31, 2008 and March 31, 2007, we purchased $2,507,056 and $2,214,454 of goods from I.L.A.R. S.p.A., respectively, and purchased $1,181,028 of goods from I.L.A.R. S.p.A. during the first six months (through September 30) of our current fiscal year.
     Agreement with MHW LTD.
     Since April 1998, we and our predecessor have had an agreement with MHW Ltd., through which MHW acts as importer of record and distributor for our products in the United States, and provides accounting, inventory, payment, transportation and storage services for us. Mr. Beaudette, one of our directors, is the president and a principal stockholder of MHW and MHW has a 10% ownership interest in our Celtic Crossing brand. For the fiscal years ended March 31, 2008 and March 31, 2007, we incurred fees for services rendered by MHW in the amounts of $304,228 and $268,826, respectively, and incurred fees for services rendered by MHW in the amount of $144,298 during the first six months (through September 30) of our current fiscal year.
     Agreements with Carbery Group and its Affiliates
     Mr. Leen, one of our former directors, is the financial director of the Carbery Group, which previously held more than 5% of our stock. Since December 1, 2003, we have had a supply agreement with Carbery Milk Products Limited, which is a member of the Carbery Group, under which it acts as our sole distiller for Boru vodka in Ireland and the supplier of natural flavors for our products. For the fiscal years ended March 31, 2008 and March 31, 2007, we purchased approximately €635,957 (recorded as $935,874 in our consolidated financial statements for such fiscal year) and €666,923 (recorded as $855,543 in our consolidated financial statements for such fiscal year) of goods from Carbery Milk Products, respectively, and we purchased approximately $193,098 of goods from Carbery Milk Products during the first six months (through September 30) of our current fiscal year As of March 31, 2006, Carbery Milk Products also held €162,212 ($216,309) principal amount of our 5% Euro denominated notes, which were issued to it in connection with our December 2003 acquisition of Roaring Water Bay. Upon the closing of our initial public offering in April 2006, the 5% Euro denominated notes held by Carbery Milk Products automatically converted into 58,314 shares of our common stock, and we paid all of the interest accrued on these notes (except for $526 of accrued interest, which was paid on June 30, 2006) out of the initial public offering proceeds.
     Agreements with Ladenburg Thalmann & Co. Inc.
     Ladenburg Thalmann & Co. Inc. acted as a co-managing underwriter of our initial public offering in April 2006, for which we paid Ladenburg Thalmann $354,130 in underwriting discounts and commissions. Dr. Frost, one of our directors, is a principal stockholder and chairman of the board of Ladenburg Thalmann Financial Services Inc., the parent of Ladenburg Thalmann & Co. Inc. Henry C. Beinstein, a director nominee, is a director of Ladenburg Thalmann Financial Services Inc. In addition, Mr. Lampen, our interim president and chief executive officer and a director, is the president and chief executive officer and a director of Ladenburg Thalmann Financial Services Inc. In October 2008, we paid a $250,000 fee (plus out-of-pocket expenses of $23,986) to

Ladenburg Thalmann & Co. Inc. for services it provided as financial advisor to the purchasers of the series A convertible preferred stock. In November 2008, we entered into an agreement to reimburse Ladenburg Thalmann Financial Services Inc. for its costs in providing certain administrative, legal and financial services to us.
     Transactions with Irish Distillers Group and its Affiliates
     Until his retirement in 2006, Gill Jefferson, one of our directors, was employed in various capacities by Irish Distillers Group. Since January 1, 2005, we have had a supply agreement with Irish Distillers Limited, which is a member of Irish Distillers Group, under which it acts as our supplier of Irish whiskey. During the fiscal years ended March 31, 2008 and March 31, 2007, we purchased approximately €566,349 ($894,831) and €390,935 ($501,500) of product from Irish Distillers Limited, respectively, and purchased approximately €231,965 ($356,034) of product from Irish Distillers Limited during the first six months (through September 30) of our current fiscal year.
     Transactions with Frost Nevada Investments Trust and Frost Gamma Investments Trust
     On February 17, 2006, we entered into a credit facility with Frost Nevada Investments Trust, an entity controlled by Dr. Frost, one of our directors and a more than 5% stockholder, which enabled us to borrow up to $5.0 million. We borrowed $2.0 million under this facility at an interest rate of 9% per annum payable quarterly, plus a facility fee of $100,000 paid at the time of the drawdown. Interest under this facility was payable quarterly. We repaid all outstanding principal and accrued interest under this note in the amount of $2,026,000 in April 2006.
     On February 12, 2007, we entered into a second credit facility with Frost Nevada Investments Trust which enabled us to borrow up to $5.0 million. In connection with the execution of the facility, we paid a fee of $150,000 to Frost Nevada Investments Trust. No amounts were ever borrowed under this facility and the facility terminated upon the closing of our private placement of common stock and warrants in May 2007.
     On October 22, 2007, we entered into a credit agreement with Frost Nevada Investments Trust which enabled us to borrow up to $5,000,000. Upon entering into the credit agreement, we paid the lender a facility fee of $175,000. As additional consideration for entering into the credit facility, we issued to Frost Gamma Investments Trust, an entity controlled by Dr. Frost, a warrant to purchase 50,000 shares of common stock at an exercise price of $4.00 per share. We ascribed a fair value to the warrant of $59,801 and account for the warrant as a deferred financing cost to be amortized over the life of the underlying credit facility. No amounts were ever borrowed under this facility, which facility was terminated upon the execution of the Series A Preferred Stock Purchase Agreement in October 2008.
     Issuance of 6% Subordinated Convertible Notes
     We paid total interest on our 6% subordinated convertible notes during each of our 2008 and 2007 fiscal years of $361,000 to FURSA SPV LLC, a more than 5% stockholder, and $178,200 to Black River Global Credit Fund Ltd., which was formerly a more than 5% stockholder.
     On October 20, 2008, all of our 6% convertible notes, in the principal amount of $9 million, due March 1, 2010, plus accrued interest, were converted into shares of series A convertible preferred stock at a per share price of $23.21 (which is, in effect upon conversion, $0.65 per share of common stock).
     The series A convertible preferred stock issued upon conversion of our 6% convertible notes will be automatically converted into shares of common stock upon the filing of a charter amendment, which makes available a sufficient number of authorized but unissued and unreserved shares of common stock to permit all then outstanding shares of series A convertible preferred stock to be so converted. Each share of series A convertible preferred stock converts into 35.7143 shares of common stock, subject to customary adjustment for dilutive issuances. See “Series A Preferred Stock Transactions” and “Proposal 2: Increase Authorized Shares of Capital Stock” sections of this proxy statement.
     Loans from Certain Executive Officers, Directors and Stockholders
     On October 15, 2008, Dr. Frost advanced $2,000,000 to us under a promissory note we issued to Frost Gamma Investments Trust. The entire amount of this advance and $2,777.76 of accrued interest thereon was offset against the portion of the purchase price payable by Frost Gamma Investments Trust at the closing of the Series A Preferred Stock Purchase Agreement. The note bore interest at a rate of 10% per annum, calculated on the basis of a 360-day year based on the number of days elapsed including the first day.
     On June 9, 2004, our wholly owned subsidiary, Castle Brands (USA) Corp., issued, and we guaranteed, approximately $4.6 million principal amount of senior notes secured by the accounts receivable and inventories of Castle Brands (USA) to 27 investors in a private financing. As issued, these senior notes bore an interest rate of 8% payable semi-annually on November 30 and May 31, and matured on May 31, 2007. Effective August 15, 2005, the terms of these notes were modified, with the consent of the noteholders, to mature on May 31, 2009 in exchange for an interest rate increase to 9%. In addition, each purchaser of senior notes received a warrant to purchase 25 shares of our common stock at an exercise price of $8.00 per share for each $1,000 of senior notes purchased. The following of our directors, executive officers and principal stockholders (or parties related thereto) participated in this transaction:
•	Mr. Andrews, our chairman and former chief executive officer and one of our former principal stockholders, and his wife, Elizabeth Q. Andrews, purchased $250,000 of our senior notes and were issued a warrant to purchase 6,250 shares of our common stock. In addition, their children, Mark Andrews IV and Elizabeth Andrews, each purchased $125,000 of our senior notes and each was issued a warrant to purchase 3,125 shares of our common stock;

•	CNF Investments LLC, one of our former principal stockholders, purchased $500,000 of our senior notes and was issued a warrant to purchase 12,500 shares of our common stock. Robert Flanagan, one of our former directors, is the manager of CNF Investments LLC. In addition, the Flanagan Family Limited Partnership purchased $100,000 of our senior notes and was issued a warrant to purchase 2,500 shares of our common stock. Mr. Flanagan is the general partner of the Flanagan Family Limited Partnership;

•	Dr. Frost, one of our directors, is the trustee of the Frost Nevada Investment Trust, which purchased $1.0 million of our senior notes and was issued a warrant to purchase 25,000 shares of our common stock; and

•	Lafferty Limited, one of our more than 5% stockholders, purchased $500,000 of our senior notes and was issued a warrant to purchase 12,500 shares of our common stock.
     On November 10, 2006, Castle Brands (USA) Corp. issued, and we guaranteed, an additional $5,340,000 million principal amount of 9% senior secured notes to 11 investors in a private financing. In addition, each purchaser of these senior notes received a warrant to purchase 40 shares of our common stock at an exercise price of $8.00 per share for each $1,000 of senior notes purchased. The following of our directors, executive officers and/or principal stockholders (or parties related thereto) participated in this transaction:
•	Frost Nevada Investments Trust, purchased $2,175,000 million of these additional senior notes and was issued a warrant to purchase 87,000 shares of our common stock; and

•	Lafferty Limited, one of our more than 5% stockholders, purchased $500,000 of our additional senior notes and was issued a warrant to purchase 20,000 shares of our common stock.
     The total interest paid to the noteholders identified above during the fiscal years ended March 31, 2008 and 2007 was $910,050 and $448,430, respectively. We also paid $450,000 in interest to the noteholders identified above during the first six months (through September 30) of our current fiscal year.
     Upon the closing of the Series A Preferred Stock Purchase Agreement, substantially all of the outstanding principal of our 9% senior secured notes, in the principal amount of $9.7 million, due May 31, 2009, plus $320,000 of accrued but unpaid interest, were converted into shares of series A convertible preferred stock at a per share price of $12.50 (which is, in effect upon conversion, $0.35 per share of common stock), and the remaining unconverted notes, in the principal amount of $300,000, were amended. The amendment, among other things, (i) extended the maturity date to May 31, 2014, (ii) reduced the interest rate to 3%, payable at maturity, and (iii) terminated the security interest in our collateral and the collateral of our subsidiaries.

     Sale of Common Stock and Warrants to Purchase Common Stock to Certain Directors
     On May 9, 2007, we completed a private placement of a total of 3,520,035 shares of our common stock for aggregate gross proceeds of $21,014,609. As part of this transaction, the investors received warrants to purchase approximately 1,408,014 additional shares at an exercise price of $6.57 per share. The warrants are exercisable for five years from the closing of the offering. The warrants contain anti-dilution protection for stock splits and similar events, but do not contain any price-based anti-dilution adjustments. Dr. Frost, one of our directors and principal stockholders, purchased 100,000 shares of our common stock for $597,000 and was issued a warrant to purchase 40,000 shares of our common stock. CNF Investments II, LLC, of which Mr. Flanagan, one of our former directors, is a manager, purchased 167,505 shares of our common stock for $1,000,005 and was issued a warrant to purchase 67,002 shares of our common stock.
     Management Services Agreement with Vector Group Ltd.
     In November 2008, we entered into a management services agreement with Vector Group Ltd., a more than 5% stockholder, under which Vector Group agreed to make available to us the services of Richard J. Lampen, Vector Group’s executive vice president, effective October 11, 2008 to serve as our interim president and chief executive officer and to provide certain other financial and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002. In consideration for such services, we agreed to pay Vector Group an annual fee of $100,000, plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in connection with providing such services, and to indemnify Vector Group for any liabilities arising out of the provision of the services. The agreement is terminable by either party upon 30 days’ prior written notice.
PROPOSAL 2: INCREASE AUTHORIZED SHARES OF CAPITAL STOCK
General
     On December 1, 2008, our board of directors unanimously adopted resolutions (1) approving an amendment to our amended and restated certificate of incorporation (the “Authorized Share Amendment”) to increase the number of authorized shares to 250 million shares, of which 225 million shares are designated shares of common stock and 25 million shares are designated shares of preferred stock, and (2) directing that a proposal to approve the Authorized Share Amendment be submitted to our stockholders for approval. Approval of the Authorized Share Amendment requires the affirmative vote of a majority of the total votes eligible to be cast by holders of outstanding shares of common stock and series A convertible preferred stock, voting together as a class. This change would take effect on the date we file the Authorized Share Amendment with the Secretary of State of the State of Delaware.
     The Authorized Share Amendment would amend Article FOURTH, Section (a) of our charter to read in its entirety as follows:
“(a) Authorized Capital Stock. The Corporation shall be authorized to issue Two Hundred Fifty Million (250,000,000) shares of capital stock, of which (i) Two Hundred Twenty-Five Million (225,000,000) shares shall be common stock, par value $.01 per share, and (ii) Twenty-Five Million (25,000,000) shares shall be preferred stock, par value $.01 per share (the “Preferred Stock”).”
     If the Authorized Share Amendment is approved, no further stockholder action or authorization would be necessary before the issuance of the additional unreserved shares, except as required for a particular transaction by our charter, by contract, by applicable law or by the rules of any stock exchange on which our common stock is then listed.
Reasons for the Amendment
     The number of shares of common stock and preferred stock currently authorized is not sufficient for our existing commitments as described below. We currently have 45,000,000 shares of common stock authorized, of which 29,370,224 shares are available for issuance, and 5,000,000 shares of preferred stock authorized, of which 3,800,000 shares are available for issuance.

Description of the Series A Preferred Stock Transactions
     On October 20, 2008, we closed a private placement under a Series A Preferred Stock Purchase Agreement whereby certain investors purchased 1.2 million shares of our series A convertible preferred stock for $12.50 per share, which is, in effect upon conversion, $0.35 per share of our common stock. We received gross proceeds of $15 million in the transaction, which we used to pay transaction expenses, satisfy outstanding obligations and for general corporate purposes. This transaction is described in greater detail in the “Series A Preferred Stock Transactions” section of this proxy statement.
     If our stockholders approve the Authorized Share Amendment, each outstanding share of series A convertible preferred stock will be automatically converted into 35.7143 shares of our common stock, pursuant to the certificate of designation of the series A convertible preferred stock. At such time, the series A convertible preferred stock issued to the investors under the Series A Preferred Stock Purchase Agreement will convert into approximately 42,857,160 shares of our common stock. The Series A Preferred Stock Purchase Agreement requires us to submit this proposal for stockholder approval. The investors have agreed to vote all shares of common stock and series A convertible preferred stock they hold for the approval of the Authorized Share Amendment.
     In connection with the Series A Preferred Stock Purchase Agreement, substantially all of the holders of Castle Brands (USA) Corp.’s (our wholly-owned subsidiary) 9% senior secured notes, in the principal amount of $9.7 million plus $320,000 of accrued but unpaid interest, and all holders of our 6% convertible notes, in the principal amount of $9 million plus $45,000 of accrued but unpaid interest, converted their notes into series A convertible preferred stock at a price per share of $12.50 and $23.21, respectively, which is, in effect upon conversion, $0.35 and $0.65 per share, respectively, of our common stock. Upon conversion of the 9% senior secured notes, we issued 801,608 shares of series A convertible preferred stock, convertible into approximately 28,628,869 shares of our common stock. Upon conversion of the 6% convertible notes, we issued 389,702.72 shares of series A convertible preferred stock, convertible into approximately 13,917,960 shares of our common stock.
     Following the closing of the Series A Preferred Stock Purchase Agreement and the related transactions, holders of our series A convertible preferred stock (comprised of the investors under the Series A Preferred Stock Purchase Agreement and the converting note holders, many of which were current stockholders) own, excluding their prior ownership, approximately 85% of our common stock on an as-converted basis.
Effect of the Transaction and Authorized Share Amendment on Current Stockholders
     The additional shares of common stock would have rights identical to our common stock currently outstanding.
     The certificate of designation, which was filed with and accepted by the Secretary of State of the State of Delaware prior to the execution of the Series A Preferred Stock Purchase Agreement, establishes the rights, designations, preferences, qualifications, privileges, limitations and restrictions of the series A convertible preferred stock:
     Dividends. Dividends may be paid on the common stock only if dividends are paid on the series A convertible preferred stock in an amount for each such share of series A convertible preferred stock equal to or greater than the aggregate amount of such dividends for all shares of the common stock into which each such share of series A convertible preferred stock could then be converted.
     Preference on Liquidation. Upon our liquidation, dissolution or winding-up, our assets available for distribution to stockholders will be distributed as follows:
     •     First, the holders of the series A convertible preferred stock will be entitled to receive, before any payment is made to holders of the common stock or any other junior securities, $0.01 per share of series A convertible preferred stock.
     •     If the foregoing is insufficient to permit the payment to such holders of the full preferential amounts described above, then all of our assets will be distributed ratably among the holders of the series A convertible preferred stock in proportion to the amount of such series A convertible preferred stock owned by each such holder.

     •     After paying in full the preferential amounts due the holders of series A convertible preferred stock, our remaining assets, if any, will be distributed among the holders of the shares of series A convertible preferred stock and common stock, pro rata based on the number of shares held by each such holder, on an as-converted basis.
     Voting. Series A convertible preferred stockholders may vote on all matters submitted to a vote of our stockholders on an as-converted basis. Except as otherwise required by law, series A convertible preferred stockholders and common stockholders will vote together as a single class, and not as separate classes.
     Automatic Conversion. Each share of series A convertible preferred stock will automatically be converted into shares of common stock, at the then effective conversion rate, upon the filing of the Authorized Share Amendment. The conversion rate is 35.7143 shares of common stock for each share of series A convertible preferred stock, and is subject to customary adjustment for dilutive issuances.
     Approval of the Authorized Share Amendment and the filing of the certificate of amendment will cause the automatic conversion of all of the series A convertible preferred stock outstanding. This will result in our issuing approximately 86 million shares of common stock, thereby causing dilution in earnings per share and voting interests of the outstanding common stock.
Interests of Certain Persons in Proposal 2
     The Series A Preferred Stock Purchase Agreement requires us to submit the Authorized Share Amendment proposal to our stockholders for approval. Below is a brief description of participation by our directors and executive officers in this transaction:
     •     Phillip Frost, M.D. controls Frost Gamma Investments Trust, which purchased 397,200 shares of series A convertible preferred stock in the Series A Preferred Stock Purchase Agreement transaction for $4,965,000. Dr. Frost is a director and, with his affiliates, is a principal stockholder of our company. Dr. Frost, through Frost Nevada Investments Trust, converted $3,279,775 of principal and interest under the Castle Brands (USA) Corp. 9% senior secured notes into 262,382 shares of series A convertible preferred stock in connection with the transaction. Concurrent with the Series A Preferred Stock Purchase Agreement transaction, Dr. Frost also acquired, through Frost Gamma Investments Trust, senior notes in the amount of $1,394,550 and converted same into 111,564 shares of series A convertible preferred stock.
     •     Under the Series A Preferred Stock Purchase Agreement, Mark Andrews, our chairman, former chief executive officer and former greater than 5% stockholder of our company, together with members of his family, converted $516,500 of principal and interest under the Castle Brands (USA) Corp. 9% senior secured notes into 41,320 shares of series A convertible preferred stock. Concurrent with the Series A Preferred Stock Purchase Agreement transaction, Mr. Andrews also acquired additional senior secured notes in the amount of $154,950 and converted same into 12,396 shares of series A convertible preferred stock.
     •     Glenn L. Halpryn, a director of our company, is a member of Halpryn Group IV, LLC, a purchaser of $1,000,000 of the series A convertible preferred stock under the Series A Preferred Stock Purchase Agreement.
     •     Richard J. Lampen, a director and the interim president and chief executive officer of our company, purchased $17,500 of the series A convertible preferred stock under the Series A Preferred Stock Purchase Agreement, and is the executive vice president of Vector Group Ltd, which purchased $4,000,000 of the series A convertible preferred stock under the Series A Preferred Stock Purchase Agreement and became a greater than 5% stockholder of our company. Henry C. Beinstein, a director nominee, is a director of Vector Group.
     •     Micaela Pallini, a director of our company, is a director and the head of production of I.L.A.R. S.p.A., which purchased $3,000,000 of the series A convertible preferred stock under the

Series A Preferred Stock Purchase Agreement and became a greater than 5% stockholder of our company. I.L.A.R. S.p.A. is a supplier to our company under an exclusive marketing agreement.
     As of November 26, 2008, our directors and executive officers, together with affiliated entities, collectively own approximately 54% of our issued and outstanding shares, on an as-converted basis, and each of them has indicated that they intend to vote their shares in favor of Proposal 2. The purchasers under the Series A Preferred Stock Purchase Agreement are required to vote their shares in favor of Proposal 2.
     Our board of directors unanimously recommends a vote FOR the approval of Proposal 2.
PROPOSAL 3: AMENDMENT TO PERMIT STOCKHOLDERS TO ACT BY WRITTEN CONSENT
     Our stockholders are being asked to approve and adopt a proposed amendment to the our amended and restated certificate of incorporation to authorize our stockholders to act by written consent, in accordance with Section 228 of the Delaware General Corporation Law. On December 1, 2008, our board of directors unanimously adopted resolutions approving this charter amendment and recommending submission of this charter amendment to our stockholders for approval. Under Delaware law, approval of this charter amendment requires the affirmative vote of a majority of the total votes eligible to be cast by holders of outstanding shares of common stock and series A convertible preferred stock, voting together as a class. This change would take effect on the date we file the charter amendment with the Secretary of State of the State of Delaware.
     This amendment would amend Article EIGHTH of our charter in its entirety to read as follows:
“Any action required or permitted by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”
     Our charter currently prohibits our stockholders from acting by written consent. The written consent amendment would allow our stockholders to effect any action without a meeting, if a written consent, setting forth the action so taken, is signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.
     Our board believes the authorization for stockholder action by written consent is necessary to provide us with the flexibility to act in the future, if needed, without the delay and expense associated with calling a special meeting of stockholders. Delays in calling a meeting and distributing meeting materials, including notice of a meeting, might deny us the flexibility that the board views as important in facilitating our operations. This amendment would not relieve us of complying with federal and state securities laws with respect to solicitation of votes.
     This charter amendment would permit the holders of the minimum number of votes that would be necessary to authorize or take action at a valid stockholders’ meeting to act without a meeting. Thus, the holders of our securities comprising a majority of the votes outstanding, acting by written consent and without prior notification to the other stockholders, could bind us to any matter to the same extent to which a majority vote at a stockholder meeting could bind us. An adverse effect of this amendment would be to permit the holder or holders of a sufficient number of votes to approve proposals that require stockholder approval without prior notice to the minority stockholders.
     As of November 26, 2008, our directors and executive officers, together with affiliated entities, collectively own approximately 54% of our issued and outstanding shares, on an as-converted basis, and each of them has indicated that they intend to vote their shares in favor of Proposal 3. The purchasers under the Series A Preferred Stock Purchase Agreement are required to vote their shares in favor of Proposal 3.
     Our board of directors unanimously recommends a vote FOR the approval of Proposal 3.

PROPOSAL 4: APPROVAL OF AMENDMENT TO THE CASTLE BRANDS INC.
2003 STOCK INCENTIVE PLAN
     Our stockholders are being asked to consider and vote to approve a proposed amendment to the 2003 Stock Incentive Plan to increase the number of shares available under the plan by ten million, to a total of 12 million shares, and to establish 2.5 million as the maximum number of shares issuable under the plan to any one individual in a calendar year.
     Approval of the plan amendment requires the affirmative vote of a majority of the votes of outstanding shares of common stock and series A convertible preferred stock, voting together as a class, present at the meeting and entitled to vote on the proposal.
Background
     We adopted the 2003 Stock Incentive Plan effective August 8, 2003. A total of 2 million shares of common stock were authorized and reserved for issuance under the Stock Incentive Plan at that time. It was amended on February 17, 2004 to reflect our name change, and on September 19, 2005 to comply with Internal Revenue Code Section 409A. We refer to the 2003 Stock Incentive Plan, as amended, as the plan.
     On October 28, 2008, our board approved an amendment to the plan, subject to stockholder approval at the 2008 annual meeting, to increase the number of shares available under the plan by ten million shares to a total of 12 million shares, and to establish 2.5 million as the maximum number of shares issuable under the plan to any one individual in a calendar year. As of November 26, 2008, 5,175 shares were available for issuance under the plan. Our board believes that the plan amendment is necessary to enable us to continue to attract and retain directors, officers, employees and consultants of the highest caliber and provide increased incentive for them to promote our well-being through the grant of options.
     On November 3, 2008, the board granted options under the plan to purchase an aggregate of 1.3 million shares of common stock to certain directors. We granted options to purchase one million shares to Mr. Lampen in connection with his appointment as our interim president and chief executive officer. We also granted options to purchase 100,000 shares to each of Dr. Frost, Mr. Halpryn and Ms. Pallini upon their election as directors. These options are exercisable at a price equal to $0.35 per share, a 35% premium to the fair market value of our common stock as of the date of grant, vest in four equal annual installments on the one year anniversary of the date of grant, provided that the recipient is still a director of ours, or for Mr. Lampen a director or employee of ours, and expire ten years from the grant date. These options will not become effective unless stockholders vote to approve the amendment to the plan. The table below lists the benefits to be received by the individuals listed therein if our stockholders approve the plan amendment.
NEW PLAN BENEFITS
     If our stockholders approve the plan amendment, our compensation committee or board will determine future awards under the plan. It is not possible to predict the awards that will be made. However, if our stockholders approve the plan amendment, the options granted to each of Dr. Frost, Mr. Halpryn, Mr. Lampen and Ms. Pallini, as described above, will become effective and are reflected in the table below.

2003 Stock Incentive Plan
Name and Position	Dollar Value ($)	Number of Options
Richard J. Lampen, Interim President and CEO	—	1,000,000
Mark Andrews, Chairman of the Board and former CEO	—	- 0 -
Donald L. Marsh, Jr., former President and Chief Operating Officer	—	- 0 -
John Soden, Sr. VP and Managing Director — Int’l Operations	—	- 0 -
Seth Weinberg, Sr. VP, General Counsel and Secretary	—	- 0 -
Executive Group	—	1,000,000
Non-Executive Director Group	—	300,000
Non-Executive Officer Employee Group	—	578,572	(1)

(1)	Represents restricted common stock granted in lieu of cash retention payments.

     Below is a summary of certain plan features. You should read the full text of the plan, as amended, which we filed with the SEC on September 29, 2005 as Exhibits 10.29 and 10.30 to our registration statement on Form S-1 (Commission File No. 333-128676).
Awards
     The plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock, deferred stock and stock appreciation rights which may be granted to our employees, officers, directors, consultants and advisers of us or any entity in which we own more than a 50% beneficial interest, except that incentive stock options may be granted only to employees.
Administration
     The plan is administered by our compensation committee or such other committee as our board of directors may designate to administer the plan. Subject to the terms of the plan and applicable law, the committee has the authority to, among other things, (i) designate plan participants, (ii) determine the type or types of awards to be granted to a participant, (iii) determine the number of shares of our common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards, (iv) determine the terms and conditions of any awards, including vesting schedules (and whether to accelerate such schedules), performance criteria and how and when such awards may be settled and (v) to interpret the plan and any award made thereunder. The compensation committee’s decision will be final and binding with respect to the provisions of the plan, any award or any award agreement under the plan.
Share reserve
     If an outstanding grant is surrendered, canceled or terminated without having been exercised, or a related award is surrendered, canceled or terminated without the award holder having received payment, the related shares shall again be available for grant. If any corporate event affecting the shares of our common stock occurs, the committee in its sole discretion may make such adjustments and other substitutions to the plan and awards under the plan as it deems equitable.
Term of the plan
     The plan will terminate in August 2013 unless it is terminated earlier in accordance with the terms of the plan.
Stock options
     The compensation committee may grant both incentive stock options, referred to as ISOs, and non-qualified stock options, referred to as NSOs, under the plan. The exercise price for options is set by the committee, but for ISOs, may not be less than the fair market value (as defined in the plan) of our common stock on the grant date. In the case of an ISO granted to an employee who at the time of such grant is a 10% stockholder, the exercise price cannot be less than 110% of fair market value of a share of our common stock on the grant date. The compensation committee has the discretion to determine the vesting schedule of each option grant. Stock options generally vest in four or five equal annual installments starting on the first anniversary of the grant date. However, options also have been granted that are immediately exercisable. The term of each option is decided by the compensation committee, however no option may be exercisable beyond ten years from the grant date. Upon the exercise of an option, the option holder must make payment of the full exercise price as set forth in the award letter, either: (i) in cash; (ii) to the extent permitted by law and the compensation committee, in shares of common stock (which have been owned by the participant for at least six months or such other period as determined by the committee); or (iii) on such other terms (including a combination of the methods described in (i) and (ii)) and conditions as may be acceptable to the compensation committee. The compensation committee may provide that any shares paid for upon exercise of a stock option using restricted or deferred stock will be restricted or deferred in the same manner as the stock so used.
Restricted stock
     The compensation committee may award rights to purchase restricted stock under the plan. Purchasers of restricted stock are subject to restrictions on transfer, which will lapse as long as a vesting requirement is met.

Restricted stock may vest over time, or may vest based on the attainment of performance criteria or other factors, as determined by the compensation committee at the time of the grant. If permitted by the compensation committee, holders of restricted stock may exercise full voting rights with respect to the restricted stock. The compensation committee may provide that dividends will be paid to a participant holding restricted stock. If dividends on restricted stock are received in stock, they may be subject to the same restrictions as the restricted stock to which they relate.
Deferred stock
     The compensation committee may make an award of deferred stock under the plan, and determine the terms and conditions of such award. A deferred stock award is a grant of a right to receive our common stock in the future, if the grant conditions, which may depend on performance goals or other criteria as determined by the compensation committee, are met. Once the deferral period ends (provided applicable criteria have been met), the participant can receive the award in shares of stock, in cash equal to the fair market value of the deferred stock or a combination of shares and cash, as determined by the compensation committee.
Stock appreciation rights
     The compensation committee may grant stock appreciation rights, or SARs, either in tandem with a stock option or independent of a stock option under the plan. Upon the exercise of an SAR, the holder will receive cash, shares of our common stock or a combination of cash and shares of our common stock as determined by the compensation committee equal to the excess of the fair market value of the shares of our common stock to which the award relates on the date of exercise over the exercise price per share of the SAR, which exercise price is set by the compensation committee when it makes the award. The compensation committee will determine the terms and conditions of SARs at the time of grant.
Transferability of options and stock purchase rights
     The plan generally prohibits the transfer of awards granted under the plan and only the grantee may exercise option rights or rights to purchase shares granted under the plan during his or her lifetime. The plan imposes no restrictions on transferability of common stock issued under the plan other than restricted stock pending lapse of restrictions.
Change in control
     The plan provides that, unless otherwise provided at the time of grant by the compensation committee (or by amendment of a grant), in the event of a change of control of us or the publication or dissemination of an announcement of an action intended to result in a change in control of us with respect to awards held by individuals in service at the time of the change in control:
•	all outstanding stock options and SARs will become immediately vested and fully exercisable; and

•	all restrictions and deferral periods applicable to restricted stock awards and deferred stock awards will lapse and become fully vested.
     For these purposes, a change in control includes the following events:
•	the reorganization, merger, consolidation of our company through which our stock is exchanged or converted into cash or property or securities not issued by us;

•	the sale or disposition of all or substantially all of our property or assets or of more than 35% of our voting stock to any person or group, unless such person or group had a 10% beneficial ownership of the stock when this plan was established (with certain limited exceptions); or

•	during any period of two consecutive years, a change in the composition of the majority of the board which is not supported by a two-thirds majority of the incumbent directors.
Tax withholding
     Subject to the terms and conditions of the awards as provided by the compensation committee, a participant may irrevocably elect to have the withholding tax obligation with respect to any awards satisfied by (i) having us withhold the amount of shares otherwise deliverable equal to the tax; (ii) deliver to us shares of unrestricted stock equal to the tax; or (iii) through any combination described in clause (i) and (ii).
Amendment and termination
     Our board of directors or compensation committee may amend, alter or discontinue the plan at any time, in whole or in part, without stockholder approval unless stockholder approval is required by law, or is otherwise required for ISOs to continue to be treated as such. No amendment or discontinuation of the plan may adversely affect any awards granted, without the consent of the holder of the award.
     It is intended that the plan will be amended to the extent deemed necessary or appropriate to comply with Internal Revenue Code Section 409A and the rules, regulations and guidance thereunder.
Interests of Certain Persons in Proposal 4
     Options to purchase an aggregate of 1.3 million shares of common stock under the plan granted to Ms. Pallini, Dr. Frost and Messrs. Halpryn and Lampen, four of our directors, will not become effective unless our stockholders approve the plan amendment. See “Proposal 4: Approval of Amendment to the Castle Brands Inc. 2003 Stock Incentive Plan — Background” section of this proxy statement.
     As of November 26, 2008, our directors and executive officers, together with affiliated entities, collectively own approximately 54% of our issued and outstanding shares, on an as-converted basis, and each of them has indicated that they intend to vote their shares in favor of Proposal 4.
     Our board of directors unanimously recommends a vote FOR the approval of Proposal 4.
OTHER MATTERS
Solicitation of Proxies
     We will pay the cost of solicitation of proxies in the form enclosed herewith. Besides solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such holders for their reasonable expenses.
Independent Auditors
     Eisner LLP was our independent auditor for the fiscal year ended March 31, 2008 and will serve in that capacity for the 2009 fiscal year unless the audit committee deems it advisable to make a substitution. We expect Eisner LLP representatives to be present at the annual meeting. The Eisner LLP representatives will have the opportunity to make statements and will be available to respond to appropriate stockholder questions.
Stockholder Proposals
     For stockholder proposals to be included in our proxy materials relating to our 2009 annual meeting of stockholders, all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act must be satisfied and such proposals must be received by us at our principal executive offices no later than August 21, 2009.
     Stockholders who do not wish to submit a proposal for inclusion in our proxy materials relating to our 2009 annual meeting in accordance with Rule 14a-8 may submit a proposal for consideration at the 2009 annual meeting in accordance with our bylaws. Such stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the annual meeting. Accordingly, for our 2009 annual meeting, proposals must be received at our principal executive offices not earlier than October 23, 2009 and not later than November 23, 2009. However, if the 2009 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the annual meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2009 annual meeting is mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders.
     All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be mailed to: Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, New York, 10022, Attn: Secretary.
Exhibits to our 2008 Annual Report on Form 10-K
     Included with these proxy materials is our 2008 annual report, which includes our annual report on Form 10-K, as amended, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on that person’s written request, a copy of the annual report exhibits for a charge of ten cents per page. Please direct your request to Seth Weinberg, Secretary, Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, New York 10022.
Incorporation by Reference
     This proxy statement incorporates by reference certain information included in our annual report on Form 10-K for the fiscal year ended March 31, 2008, as amended, including our audited financial statements and supplementary data, our management’s discussion and analysis of financial condition and results of operations and our quantitative and qualitative disclosures about market risk.
Other Matters
     The board does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors
/s/ Seth B. Weinberg
Seth B. Weinberg
Secretary

Dated: December 19, 2008

CASTLE BRANDS INC. ATTN: SETH WEINBERG 570 LEXINGTON AVE, 29TH FLOOR NEW YORK, NY 10022	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
CASTL1
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASTLE BRANDS INC.

VOTE ON DIRECTORS
PROPOSAL 1. Election of Directors
NOMINEES:		FOR	WITHHOLD	FOR ALL
01)	Mark Andrews	ALL	ALL	EXCEPT
02)	John F. Beaudette
03)	Henry C. Beinstein	☐	☐	☐
04)	Harvey P. Eisen
05)	Phillip Frost, M.D.
06)	Glenn L. Halpryn
07)	Richard J. Lampen
08)	Micaela Pallini
09)	Steven D. Rubin

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), MARK “FOR ALL EXCEPT” AND WRITE THE NUMBER(S) OF THE NOMINEE(S) ON THE LINE BELOW.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

VOTE ON PROPOSAL		FOR	AGAINST	ABSTAIN

PROPOSAL 2.	To approve an amendment to our charter to increase the number of authorized shares.	☐	☐	☐

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2.

VOTE ON PROPOSAL		FOR	AGAINST	ABSTAIN

PROPOSAL 3.	To approve an amendment to our charter to permit stockholder action without a meeting.	☐	☐	☐

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3.

VOTE ON PROPOSAL		FOR	AGAINST	ABSTAIN

PROPOSAL 4.	To approve an amendment to our 2003 Stock Incentive Plan to increase the number of authorized shares and establish maximum grant amounts.	☐	☐	☐
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 4.
(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

For address changes, please check this box and write them on the back where indicated	☐

BROADRIDGE
FINANCIAL SOLUTIONS, INC.
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

Signature [PLEASE SIGN WITHIN BOX]	DATE

Signature (Joint Owners)	DATE

P50558

CASTLE BRANDS INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of Castle Brands Inc. (the "Company"), hereby appoints Alfred J. Small, John S. Glover and Seth Weinberg and each of them, with power of substitution to each, true and lawful Proxies of the undersigned and hereby authorizes them to represent and vote, as specified herein, all shares of common stock and series A convertible preferred stock of the Company held of record by the undersigned as of the close of business on November 26, 2008 at the annual meeting of stockholders of the Company to be held on January 21, 2008 at 11:00 a.m., local time, at Ladenburg Thalmann & Co. Inc., located at 520 Madison Avenue, 9th Floor, New York, New York, 10022, and any adjournments or postponements thereof.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE NINE NOMINEES OF THE BOARD OF DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
The undersigned acknowledges receipt of the notice of annual meeting of stockholders and proxy statement dated December 19, 2008.

ADDRESS CHANGES:

(If you noted any Address Changes above, please
mark corresponding box on the reverse side.)

PLEASE SIGN, DATE AND RETURN IMMEDIATELY